UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No.  )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

LEUCADIA NATIONAL CORPORATION

(Name of Registrant as Specified In Its Charter)

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LEUCADIA NATIONAL CORPORATION

520 Madison Avenue
New York, New York 10022

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 13, 2014

April 2, 2014

To our common shareholders:

You are invited to attend our Annual Meeting of Shareholders to be held on May 13, 2014, at 10:00 a.m. EST, at AXA Event & Production Center, 787 Seventh Avenue, Auditorium, New York, New York 10019 for the following purposes:

•	To elect 11 directors

•	To approve our named executive officer compensation on an advisory basis

•	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for 2014

Shareholders will also transact any other business as may properly come before the meeting or any adjournments of the meeting.

Only holders of record of our common shares at the close of business on March 20, 2014 will be entitled to notice of and to vote at the meeting. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Meeting, using instructions printed on the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of our proxy materials, the proxy card. This will assure that your shares are represented at the meeting.

We are primarily furnishing proxy materials to our shareholders on the Internet rather than mailing paper copies of the materials to each shareholder. As a result, some of you will receive a Notice of Internet Availability of Proxy Materials and others will receive paper copies of the Proxy Statement and our Annual Report. The Notice of Internet Availability of Proxy Materials contains instructions on how to access the Proxy Statement and the Annual Report over the Internet, instructions on how to vote your shares, as well as instructions on how to request a paper copy of our proxy materials, if you so desire. Electronic delivery is designed to expedite the receipt of materials, significantly lower costs and help to conserve natural resources.

Whether you receive the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement, our Annual Report, and any amendments to the foregoing materials that are required to be furnished to shareholders are available for you to review online at https://www.astproxyportal.com/ast/08448/.

By Order of the Board of Directors.

LAURA E. ULBRANDT
Assistant Vice President and Secretary

Your vote is important.
Please vote via the Internet, by telephone, by mail or in person at the Annual Meeting.

LEUCADIA NATIONAL CORPORATION

520 Madison Avenue
New York, New York 10022

PROXY STATEMENT

Annual Meeting of Shareholders

April 2, 2014

This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders are being furnished to the shareholders of Leucadia National Corporation, a New York corporation, in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 13, 2014, at 10:00 a.m. EST, at AXA Event & Production Center, 787 Seventh Avenue, Auditorium, New York, New York, 10019 and at any adjournments thereof.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 13, 2014

Under the rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily over the Internet. We believe that this process should expedite shareholder’s receipt of proxy materials, lower the cost of our Annual Meeting and help to conserve natural resources. On or about April 2, 2014, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery, participants in the Jefferies Employee Stock Ownership Plan (the “ESOP”) and participants in the Jefferies Employees’ Profit Sharing Plan (the “PSP”)), a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials, including this Proxy Statement and our Annual Report, on the Internet and instructions on how to vote your shares. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials. If you receive a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request one. If you receive paper copies of our proxy materials, you may also view these materials at http://www.proxyvote.com. If you receive paper copies of our proxy materials and wish to receive them by electronic delivery in the future, please request electronic delivery at http://www.proxyvote.com. Our proxy materials that are required to be furnished to shareholders are available for you to review online at https://www.astproxyportal.com/ast/08448/.

INFORMATION ABOUT THE MEETING

Date, Time and Place

May 13, 2014 at 10:00 a.m. EST
AXA Event & Production Center
787 Seventh Avenue, Auditorium
New York, New York 10019

Matters to be Considered

At the Annual Meeting, shareholders will be asked to consider and cast a vote on the following matters:

•	The election of 11 directors

•	The approval of our named executive officer compensation on an advisory basis

•	The ratification of the selection of independent auditors

The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting. If any other matters properly come before the meeting, the persons named in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

Admission to the Annual Meeting

We do not require tickets for admission to the Annual Meeting but do limit attendance to shareholders of record as of the close of business on March 20, 2014 or their proxy holders, and guests of management. Please bring proof of your share ownership, such as a current brokerage statement, and photo identification. For safety and security purposes, no cameras, camcorders, videotaping equipment, or other recording devices, no amplification devices, and no large packages, banners, placards, or signs will be permitted to be brought into the meeting.

Record Date; Shares Outstanding and Entitled to Vote

The Board of Directors has fixed the close of business on March 20, 2014 as the record date for the determination of the holders of our common shares entitled to notice of and to vote at the meeting. Each eligible shareholder will be entitled to one vote for each common share held on all matters to come before the meeting. At the close of business on March 20, 2014, there were 364,008,399 common shares entitled to vote.

Broker Non-Votes

A “broker non-vote” occurs when a brokerage firm or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have authority to vote on that particular proposal without receiving voting instructions from the beneficial owner. Under New York Stock Exchange (“NYSE”) rules, brokers may not vote on “non-routine” proposals unless they have received voting instructions from the beneficial owner, and to the extent that they have not received voting instructions, brokers report such number of shares as “non-votes.” The proposals to elect directors and to approve our named executive officer compensation are considered “non-routine,” which means that brokerage firms may not vote in their discretion regarding these items on behalf of beneficial owners who have not furnished voting instructions. The proposal to ratify the appointment of our independent auditors, however, is considered a “routine” item, which means that brokerage firms may vote in their discretion on behalf of beneficial owners who have not furnished voting instructions. Because at least one routine item is to be voted upon at the Annual Meeting, broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Required Votes for Each Proposal and Recommendation of the Board of Directors

Proposal 1: Election of Directors. Our by-laws require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. For information concerning our Director Resignation policy, applicable if an incumbent director nominee receives less than a majority of votes cast in an uncontested election, see “INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES” below. The Board of Directors recommends a vote “FOR” all nominees.

Proposal 2: Approval of Named Executive Officer Compensation. The approval of our named executive officer compensation requires the affirmative vote of the holders of a majority of our common shares voted on the matter. The vote is advisory and therefore is not binding on the Compensation Committee, the Board of Directors or us. The Board of Directors recommends a vote “FOR” this proposal.

Proposal 3: Selection of Auditors. Ratification of the selection of PricewaterhouseCoopers LLP as our independent auditors requires the affirmative vote of the holders of a majority of the common shares voted on the matter. The Board of Directors recommends a vote “FOR” this proposal.

Under New York law, abstentions and broker non-votes, if any, will not be counted as votes cast and therefore will have no effect for the purpose of determining whether any of the foregoing proposals have been approved.

Voting

Whether you hold shares directly as a shareholder of record or beneficially in street name, you may vote your shares without attending the Annual Meeting. Voting instructions, including instructions for both telephonic and Internet voting, are outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your bank, broker or other holder of record. You may also vote by telephone, using the Internet or by mail as outlined in the Notice of Internet Availability of Proxy Materials or on your proxy card. Please see the Notice of Internet Availability of Proxy Materials, your proxy card or the information your bank, broker, or other holder of record provided to you for more information on these options. Except for certain shareholders described below, the deadline for voting by telephone or using the Internet is 11:59 p.m. EST on Monday, May 12, 2014.

For participants in the ESOP or the PSP, which are retirement plans trusteed by Fidelity Management Trust Company (“Fidelity”), your shares will be voted by Fidelity as you specify on your proxy card. If you sign and return your proxy card but do not designate how your shares should be voted, your shares will be voted as recommended by the Board of Directors. You cannot vote your ESOP or PSP shares in person at the meeting. To allow sufficient time for voting, your vote must be received by no later than 11:59 p.m. EST on Thursday, May 8, 2014. If you do not provide your vote by that time, the shares credited to your account(s) is the ESOP or PSP will not be voted.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give voting instructions and to confirm that shareholders’ instructions have been recorded properly. Common shares represented by properly executed proxies, received by us or voted by telephone or via the Internet, which are not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. Subject to the broker non-vote rules discussed above under “Required Votes for Each Proposal,” if instructions are not given, proxies will be voted for the election of each nominee for director named, for the approval of our named executive officer compensation and for the ratification of the selection of independent auditors.

If a shareholder neither returns a signed proxy card, votes by the Internet or by telephone, nor attends the Annual Meeting and votes in person, his or her shares will not be voted.

Revocation of Proxies

Any proxy signed and returned by a shareholder or voted by telephone or via the Internet may be revoked at any time before it is exercised by giving written notice of revocation to our Secretary, at our address set forth herein, by executing and delivering a later-dated proxy, either in writing, by telephone or via the Internet, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not alone constitute revocation of a proxy. If your shares are held in a brokerage, bank, or other institutional account, you must obtain a proxy from that entity showing that you were the record holder as of the close of business on March 20, 2014, in order to vote your shares at the Annual Meeting. Participants holding shares through the ESOP or the PSP may revoke their proxy by no later than 11:59 p.m. EST on Thursday, May 8, 2014, and may not vote at the Annual Meeting.

“Householding” of Annual Report and Proxy Materials

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Internet Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household, please contact our transfer agent, American Stock Transfer and Trust Company, LLC (in writing: 6201 15th Avenue, Brooklyn, New York 11219; by telephone: in the U.S., Puerto Rico and Canada, 1-800-937-5449; outside the U.S., Puerto Rico and Canada, 1-718-921-8200). If you do not wish to participate in householding and prefer to receive separate copies of our documents in the future, please contact American Stock Transfer and Trust Company and we will promptly deliver a separate copy.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from shareholders by telephone, in-person or otherwise. These directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. In addition to solicitation by our directors, officers and employees, we have engaged Innisfree M&A Incorporated, a proxy solicitation agent, in connection with the solicitation of proxies for the Annual Meeting. We will bear the costs of the fees for the solicitation agent, which are not expected to exceed $12,500. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of common shares held of record by them, and these custodians will be reimbursed for their reasonable expenses.

Electronic Access to Proxy Materials and Directions

Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of the proxy materials, our proxy materials, including this Proxy Statement, our Annual Report and information on how to vote, are available for you to review online. If you are a registered holder, you may request a paper copy of proxy materials by telephone at 1-888-PROXY-NA (1-888-776-9962), or for callers outside the U.S. at 1-718-921-8562, by email at info@amstock.com, or by Internet at http://www.amstock.com/proxyservices/requestmaterials.asp. For beneficial holders, you may request a paper copy of proxy materials by telephone at 1-800-579-1639, by email at sendmaterial@proxyvote.com or by Internet at http://www.proxyvote.com.

The Notice of Internet Availability of Proxy Materials will contain information on how to obtain directions to be able to attend the Annual Meeting and vote in person. In addition, you may also contact Laura Ulbrandt, Corporate Secretary, by telephone at 1-212-460-1900 for directions to the Annual Meeting site.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders are being asked to elect 11 directors, the current size of the Board, to serve until the next annual meeting or until their successors are elected and qualified. The persons named in the proxy have advised that, unless contrary instructions are received, they intend to vote for the 11 nominees named by the Board of Directors and listed on the following table. The Board of Directors does not expect that any of the nominees will be unavailable for election as a director. However, if by reason of an unexpected occurrence one or more of the nominees is not available for election, the persons named in the proxy have advised that they will vote for the substitute nominees as the Board of Directors may propose.

Each of the following nominees is currently serving as a director. Each of the biographies of the nominees for election as directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the past five years, and the experience, qualifications, attributes and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should be nominated for election as a director.

The following information is as of March 1, 2014.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Linda L. Adamany

Ms. Adamany, 61, has served as a director since March 3, 2014. Previously, Ms. Adamany served in several capacities at BP plc from 1980 until her retirement in August 2007, most recently from April 2005 until August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resources management of BP plc’s Refining and Marketing business segment. She also served as Executive Assistant to the Group Chief Executive from October 2002 until March 2005 and Chief Executive, BP Shipping from October 1999 until September 2002. Ms. Adamany serves as a director, member of the Environmental, Health, Safety and Social Responsibility Committee and Chair of the Audit Committee of Coeur Mining Inc., the largest U.S.- based primary silver producer and growing gold producer listed on the NYSE and the Toronto Stock Exchange. Ms. Adamany also serves as a director and member of the Audit and Nomination and Remuneration Committees and is Chair-elect of the Ethics Committee of AMEC plc, an engineering, project management and consultancy company that services the global oil and gas, mining, clean energy, environment and infrastructure markets and is listed on the London Stock Exchange. Ms. Adamany previously served on the board of directors of National Grid plc, an electricity and gas generation, transmission and distribution company, from November 2006 until October 2012. Ms. Adamany is a certified public accountant and holds a B.Sc. in Business Administration with a major in accounting, magna cum laude, from John Carroll University.

Ms. Adamany has managerial experience in the energy and refining sectors and has experience serving on the boards of directors of public companies. She also has experience serving on committees of public companies, including an audit committee, including as chair, as well compensation, corporate governance and ethics committees. In addition, she serves on our Audit and Nominating and Corporate Governance Committees.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Robert D. Beyer

Mr. Beyer, 54, has served as a director since July 25, 2013. Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company which he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. Mr. Beyer previously served as President and Chief Investment Officer from 2000 until 2005 of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a director and member of the Audit Committee, the Executive Committee and Chair of the Risk and Return Committee of The Allstate Corporation (“Allstate”) and serves as the Lead Director, a member of the Financial Policy Committee, and the Chair of the Corporate Governance Committee of The Kroger Company (“Kroger”), both NYSE listed companies. Mr. Beyer is also on the Executive Committee and the Chair of the Board of Visitors of The UCLA Anderson School of Management and a member of the Advisory Board of Milwaukee Brewers Baseball Club, the Board of Councilors, USC Dornsife School of Letters, Arts and Sciences, and the Harvard-Westlake School Board of Trustees. Mr. Beyer was formerly a director of Société Générale Asset Management, S.A. and The TCW Group, Inc.

Mr. Beyer has managerial experience in the investment management sector. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees, compensation committees and corporate governance committees as well as serving as Chair of our Compensation Committee and as a member of our Nominating and Corporate Governance Committee.

Francisco L. Borges

Mr. Borges, 62, has served as a director since October 29, 2013. Mr. Borges is Chairman of Landmark Partners, an institutional alternative investment firm, specializing in private equity and real estate secondary market acquisitions. Prior to joining Landmark, Mr. Borges served as managing director of Financial Guaranty Insurance Company. Mr. Borges was Treasurer of the State of Connecticut, served as Deputy Mayor of the City of Hartford and legal counsel for The Travelers Insurance Company. Mr. Borges is a director and member of the Executive, the Nominating and Governance and the Risk Oversight Committees and Chairman of the Compensation Committee of the Board of Directors of Assured Guaranty, Ltd. (“Assured Guaranty”), a NYSE-listed company. In addition, Mr. Borges serves on the Audit Committee and the Pricing Committee of the Board of Directors of Davis Selected Funds and is Chairman of the Board of Trustees for Connecticut Public Broadcasting Network. He is a Board member of the Knight Foundation, the University of Connecticut Medical/Dental School and Health Center Board of Directors and serves on the Millbrook School Board of Trustees. Mr. Borges is a former member of the Board and Treasurer of the National Association for the Advancement of Colored People and Board of Hartford Foundation for Public Giving. Mr. Borges received a B.A. from Trinity College in Hartford, Connecticut, and a J.D. from the University of Connecticut - School of Law.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any

Mr. Borges has managerial and investing experience in the financial services sector, particularly in the area of asset management. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including a compensation committee (as chair) and an audit committee. In addition, he serves on our Audit Committee and Nominating and Corporate Governance Committee.

W. Patrick Campbell

Mr. Campbell, 68, has served as a director since March 1, 2013. Mr. Campbell has been a director of Jefferies Group LLC (formerly Jefferies Group, Inc.), our subsidiary (“Jefferies”), since January 2000 and currently serves as the Chairman of the Audit Committee of Jefferies. Mr. Campbell was Chairman and Chief Executive Officer of Magex Limited from August 2000 to April 2002 and is currently an independent consultant in the media and telecom field. From 1994 until October 1999, Mr. Campbell was Executive Vice President of Corporate Strategy and Business Development at Ameritech Corp. where he was a member of the Management Committee and directed all corporate strategy and merger and acquisition activity. From 1989 to 1994, Mr. Campbell served as President and Chief Executive Officer of Columbia TriStar Home Video, a Sony Pictures Entertainment Company, and has previously been President of RCA/Columbia Pictures International Video. Mr. Campbell has also been a director of Black & Veatch, a private company, since November 1999 where he currently serves on the Audit and Compensation Committees.

Mr. Campbell has managerial experience in the media and entertainment sector. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees (serving as chair), as well as serving as Chair of our Audit Committee.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Brian P. Friedman, President

Mr. Friedman, 58, has served as a director and our President since March 1, 2013. Mr. Friedman has been a director and executive officer of Jefferies since July 2005, and has been Chairman of the Executive Committee of Jefferies since 2002. Since 1997, Mr. Friedman has served as President of Jefferies Capital Partners (formerly known as FS Private Investments), a private equity fund management company now controlled by Mr. Friedman in which Jefferies has an ownership interest. Mr. Friedman was previously employed by Furman Selz LLC and its successors, including serving as Head of Investment Banking and a member of its Management and Operating Committees. Prior to his 17 years with Furman Selz and its successors, Mr. Friedman was an attorney with the New York City law firm of Wachtell, Lipton, Rosen & Katz. As a result of his management of various private equity funds and the significant equity positions those funds hold in their portfolio companies, Mr. Friedman serves on several boards of directors of private portfolio companies, and since May 2012 has served on the board of directors of Fiesta Restaurant Group, Inc., a public company that owns and operates two restaurant chains. Mr. Friedman also serves on the boards of directors of various of our subsidiaries and investee companies. Mr. Friedman served on the board of the general partner of K-Sea Transportation L.P. from 2004 through 2011, and served on the board of directors of Carrols Restaurant Group from June 2009 through May 2012.

Mr. Friedman has managerial, transactional and investing experience in a broad range of businesses. He also has experience serving on the boards of directors of both public and private companies.
Richard B. Handler, Chief Executive Officer

Mr. Handler, 52, has served as a director and as our Chief Executive Officer since March 1, 2013. Mr. Handler has been Chairman of Jefferies since February 2002, and Chief Executive Officer of Jefferies since January 2001. Mr. Handler has also served as Chief Executive Officer of Jefferies LLC, Jefferies’ principal operating subsidiary, since January 2001 and as President of Jefferies since May 2006. Mr. Handler was first elected to the board of directors of Jefferies in May 1998. He was Managing Director of High Yield Capital Markets at Jefferies from May 1993 until February 2000, after co-founding that group as an Executive Vice President in April 1990. He is also Chairman and Chief Executive Officer of the Handler Family Foundation, a non-profit foundation working primarily with underprivileged youth. Mr. Handler received an MBA from Stanford University in 1987. He received his B.A. in Economics from the University of Rochester in 1983 where he also serves on the Board of Trustees, is Chairman of the University’s Finance Committee, Chairman of the Strategic Planning Committee and Co-Chairman of its Capital Campaign.

Mr. Handler has managerial and investing experience in a broad range of businesses. He also has experience serving on both public and private boards.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Robert E. Joyal

Mr. Joyal, 69, has served as a director since March 1, 2013 and is currently our Lead Director. Mr. Joyal has been a director of Jefferies since January 2006 and currently serves on its Audit Committee. Previously, Mr. Joyal was the President of Babson Capital Management LLC, an investment management firm, a position that he held from 2001 until his retirement in June 2003. Mr. Joyal served as Managing Director of Babson from 2000 to 2001. He also served as Executive Director from 1997 to 1999 and Vice President and Managing Director from 1987 to 1997 of Massachusetts Mutual Life Insurance Company, a mutually-owned financial protection, accumulation and income management company (“MassMutual”). Mr. Joyal was a director of Scottish Reinsurance Group, Ltd. (2007 to 2011) and a director of Alabama Aircraft Industries, Inc. (2003 to 2010). Mr. Joyal is a director of various investment managers and funds that are affiliated with the Massachusetts Mutual Financial Group and various private equity and mezzanine funds sponsored by First Israel Mezzanine Investors. Mr. Joyal has served as a director of Ormat Technologies since 2012 and currently serves on its Audit Committee.

Mr. Joyal has managerial and investing experience in the insurance sector. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including nominating and corporate governance committees (serving as chair), as well as serving as Chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Jeffrey C. Keil

Mr. Keil, 70, has served as a director since April 2004. Mr. Keil is a private investor who had been President and a director of Republic New York Corporation and Vice Chairman of Republic National Bank of New York from 1984 to 1996. Mr. Keil is currently a director of a privately held trust company, the non-executive chairman of a privately held registered investment advisor and a director of a privately held wealth manager. Since January 2012, Mr. Keil has served on the Board of Directors of The St. Joe Company, the business of which is residential and commercial real estate, rural land sales and forestry, and currently serves on the Audit Committee and Executive Committee.

Mr. Keil has managerial experience in the domestic and international banking sector, as well as in real estate and investing. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, including audit committees, as well as serving on our Audit Committee, previously as Chair of that committee.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Michael T. O’Kane

Mr. O’Kane, 68, has served as a director since March 1, 2013. Mr. O’Kane has been a director of Jefferies since May 2006, and currently serves on its Audit Committee. From 1986 to 2004, Mr. O’Kane served in various capacities for TIAA-CREF, first as a Managing Director—Private Placements from 1986 to 1990, then as Managing Director—Structured Finance from 1990 to 1996 and finally as Senior Managing Director—Securities Division from 1986 to 2004, when he was responsible for approximately $120 billion of fixed income and $3.5 billion of private equity assets under management. Since August 2005, Mr. O’Kane has also served on the board of directors of Assured Guaranty, and currently serves on the Audit and Risk Oversight Committees and as Chair of the Finance Committee. In addition, Mr. O’Kane served on the Board of Trustees of Scholarship America, a non-profit company engaged in providing scholarships for young students to attend college, from 2001 to 2006. Mr. O’Kane was also the Chief Financial Officer of Motor Coils Manufacturing Company during 1984 and 1985.

Mr. O’Kane has managerial and investing experience in the financial sector, particularly in the area of asset management. He also has experience serving on the boards of directors of both public and private companies. He has served on committees of both public and private companies, as well as serving on our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Stuart H. Reese

Mr. Reese, 58, has served as a director since July 25, 2013. He has served as President and Chief Executive Officer of MassMutual from 2005 until his retirement in 2010. Prior to being named to this position in June 2005, Mr. Reese served as Executive Vice President and Chief Investment Officer of MassMutual. Mr. Reese also held various leadership positions at several MassMutual subsidiaries, serving as Chairman and CEO of Babson Capital Management LLC, Chairman of Cornerstone Real Estate Advisers LLC and as a director of Oppenheimer Acquisition Corporation. Mr. Reese joined MassMutual in 1993, coming from Aetna Life and Casualty Company. Mr. Reese also previously served as director of the Federal Reserve Bank of Boston. Mr. Reese serves on the board of directors of the Lahey Clinic Foundation, a not-for-profit organization affiliated with Lahey Hospital & Medical Center.

Mr. Reese has managerial and investing experience in the insurance sector. He also has experience serving on the boards of directors of both public and private companies. He also serves on our Audit Committee.

Name and present position, if any, with us	Biographical information, including, age, period served as director, other business experience during the last five years and family relationships, if any
Joseph S. Steinberg, Chairman of the Board

Mr. Steinberg, 70, has served as a director since December 1978 and was our President from January 1979 until March 1, 2013. Mr. Steinberg is Chairman of the board of directors of HomeFed Corporation (“HomeFed”), a publicly-listed real estate development company in which we have an approximately 65% equity interest, giving effect to the transaction described under “Related Person Transactions” below. In addition, Mr. Steinberg beneficially owns approximately 4.8% of HomeFed’s common stock, giving effect to that transaction. Mr. Steinberg serves on the board of directors of Crimson Wine Group, Ltd., our former winery operations which were spun off to shareholders in February 2013, and has been a director of Jefferies since April 2008. Mr. Steinberg serves on the board of directors of HomeFed at our request to oversee our significant investment in HomeFed, as well as various other subsidiaries and investee companies. Mr. Steinberg previously served as a director of Mueller Industries, Inc., Fortescue Metals Group Ltd, The FINOVA Group Inc. and White Mountains Insurance Group.

Mr. Steinberg has managerial and investing experience in a broad range of businesses through his 35 years of leadership with us. He also has experience serving on the boards of directors and committees of both public and private companies.

The Board of Directors recommends a vote FOR the above-named nominees.

CORPORATE GOVERNANCE

Recent Corporate Governance Initiatives

Since our March 2013 combination with Jefferies Group LLC (“Jefferies”) and the election of our new Chief Executive Officer and our new President, we have made significant changes to the composition of our Board of Directors and its committees.

•	We reconstituted our Board of Directors, increasing the number of seats on the Board of Directors from 8 to 11 (8 of whom are independent, non-employee directors) and adding a total of 9 new directors

•	The Compensation Committee is composed of 3 new independent directors, with Robert Beyer as the new Chairman

•	The Audit Committee is composed of 6 independent directors, 5 of whom joined the Board in 2013, with W. Patrick Campbell as the new Chairman

•	The Nominating and Corporate Governance Committee is composed of 5 independent directors, 4 of whom joined the Board in 2013, with Robert Joyal as the new Chairman

•	Robert Joyal has been named as our Board’s Lead Director

In addition to the structural changes to our Board of Directors and its committees, we have made a commitment to be responsive to shareholder concerns.

•

Our Compensation Committee has retained Mercer (US) Inc. as its independent compensation consultant to review our historical compensation and related practices, examine relevant peer and industry practices, and advise the Compensation Committee on how best to structure our compensation programs going forward

•	Our Board and its committees are committed to transparency in corporate governance and to addressing shareholder concerns regarding compensation and corporate governance matters, and shareholder value

•	We have imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees

•	We appointed a Lead Director and amended our Corporate Governance Guidelines to delineate the Lead Director’s responsibilities

•	We have split roles of Chairman of the Board and Chief Executive Officer, although our Chairman is an executive officer

•	We amended our by-laws to require majority voting in connection with uncontested director elections to work in conjunction with our previously-adopted director resignation policy

•

We approved a policy allowing our Compensation Committee to clawback performance-based and discretionary awards if the underlying performance metric, or a performance metric considered by the Compensation Committee in approving an award, is corrected, adjusted or deemed to be false

Additional information about changes to our compensation policies and practices is contained in our Compensation Discussion and Analysis.

Director Independence

In accordance with our Corporate Governance Guidelines, a copy of which is available on our website, www.leucadia.com, the Board of Directors undertook its annual review of director independence. During this review, the Board considered all transactions and relationships between us and each nominee for director or any member of such person’s immediate family. The purpose of this review is to determine whether any relationship or transaction is considered a “material relationship” that would be inconsistent with a determination that a director is independent. The Board has not adopted any “categorical standards” for assessing independence. However, as stated in the Corporate Governance Guidelines, the Board has determined that friendship among directors shall not in and of itself be a basis for determining that a director is not independent for purposes of serving on the Board.

The Board affirmatively determined that, other than Messrs. Friedman, Handler and Steinberg, each of the other director nominees is independent of us and our management. In making this determination, our Board reviewed the corporate governance rules of the NYSE, the principal exchange on which our common shares are traded, and considered commercial, charitable, family and other relationships that directors or members of their immediate family have or have had with us.

In particular, with respect to each of the three most recently completed fiscal years, our Board considered the following relationships: a family member of Mr. Keil is the head of an educational institution to which Mr. Steinberg has made charitable contributions, either directly or through charitable trusts, in amounts not exceeding $100,000; Mr. Keil is a trustee of several trusts (certain of which hold our common shares) for the benefit of Mr. Steinberg’s children and other family members (for which Mr. Keil receives no remuneration); Mr. Beyer is an independent director of Allstate and Kroger, each of which has a commercial relationship with one of our subsidiaries; Mr. Reese previously served (prior to 2011) as President and Chief Executive Officer of MassMutual, a holder of our Series A Cumulative Convertible Preferred Stock and a commercial finance joint venture partner with Jefferies; and Messrs. Joyal and Reese were associated with each other in connection with their prior employment with MassMutual.

The Board has determined that none of these relationships is a material relationship and therefore does not affect the Board’s determination of independence.

Majority Voting and Director Resignation Policy

On January 30, 2014, we amended our by-laws to require that each director in an uncontested election be elected by the vote of the majority of the votes cast with respect to such director. We previously adopted a director resignation policy, which has been incorporated into our Corporate Governance Guidelines. Pursuant to this policy, in an uncontested election of directors, any incumbent director nominee who does not receive the affirmative vote of a majority of the votes cast is required to promptly tender his or her resignation to the Board of the Directors. A director nominee will have failed to receive the affirmative vote of a majority of votes cast if the number of “against” votes in respect of such director nominee’s election exceeds the number of votes “for” such director nominee’s election (excluding abstentions and broker non-votes). An election is considered “uncontested” if the number of director nominees does not exceed the number of directors to be elected.

The Board of Directors will decide, after considering the recommendation of the Nominating and Corporate Governance Committee, whether to accept or reject a tendered resignation. The nominee in question will not participate in the recommendation or decision making process. The Board’s explanation of its decision will be publicly disclosed within 90 days from the date of publication of the election results. The Nominating and Corporate Governance Committee and the Board of Directors may consider any factor deemed appropriate in making this determination.

Board Leadership Structure and Lead Director

Following the completion of our combination with Jefferies, Mr. Handler became our Chief Executive Officer, Mr. Friedman became our President, and Mr. Steinberg became our Chairman of the Board. Mr. Steinberg previously served as our President for almost 35 years. Mr. Handler is our principal executive officer and works together with Messrs. Friedman and Steinberg to provide our senior leadership. Messrs. Handler and Friedman operate as a closely paired team as they fulfill their responsibilities. Their partnership has been developed over almost 13 years working together, and we believe this approach allows for development and execution of enhanced outcomes and allows the two executives to effectively extend their strong leadership across the wide variety of responsibilities. Our Board believes that we and our shareholders benefit from our leadership structure.

In March 2014, the independent members of our Board appointed Mr. Joyal as the Lead Director. The Lead Director:

•

Presides at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent members of the Board, and has the authority to call meetings of the independent members of the Board;

•

Serves as liaison between the Chairman of the Board and the independent members of the Board, and provides the Chairman of the Board, the Chief Executive Officer and the President (“Principal Executive Officers”) with feedback from executive sessions of the independent members of the Board;

•	Reviews and approves the information to be provided to the Board;

•	Reviews and approves meeting agendas and coordinates with the Principal Executive Officers to develop such agendas;

•	Approves meeting schedules to assure there is sufficient time for discussion of all agenda items;

•	If requested by major shareholders, ensures that he or she is available for consultation and direct communication;

•

Interviews, along with the chair of the Nominating and Corporate Governance Committee, all Board candidates and makes recommendations to the Nominating and Corporate Governance Committee and the Board;

•	Provides input relating to the membership of various committees of the Board and the selection of the chairs of such committees;

•	Consults with the chairs of each Board committee and solicits their participation in performing the duties described above; and

•	Performs such other functions and responsibilities as requested by the Board from time to time

These duties are set forth in our Corporate Governance Guidelines. Pursuant to our Corporate Governance Guidelines, the Lead Director will serve for no less than a one year term.

Anti-Hedging Policy

We amended our Insider Trading and Anti-Tipping Policy to expressly prohibit hedging transactions involving our securities and those of our subsidiaries by our directors, executive officers and other employees. We believe that hedging against losses in our securities breaks the alignment between our shareholders and our executives that equity grants are intended to build. None of our executive officers have ever hedged our common shares. Our anti-hedging policy also prohibits direct and indirect short selling, option transactions of any kind and derivative transactions involving our securities. The policy does not apply to the exercise of options, warrants or other right granted or issued by us or any transaction approved in advance by the Compensation Committee.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board receives regular reports on our operations from our Chief Executive Officer, our President and our Chairman, as well as other members of management. Our Board reviews these reports and makes inquiries whenever appropriate. In exercising its oversight responsibilities, our Board considers potential investments that require expenditure above $150 million, a financial threshold approved by our Board, with general delegation to any two of Messrs. Handler, Friedman and Steinberg, acting together, of approval for matters below that threshold.

Our Board also fulfills its oversight role through the operations of its various committees, including our Audit Committee. Our Board receives periodic reports on each committee’s activities. The Audit Committee has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. The Audit Committee receives reports from our Chief Financial

Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions. Our Audit Committee receives reports from our Chief Compliance Officer in accordance with our Whistle Blower Policy. Our Audit Committee also oversees our Related Person Transaction Policy. Additionally, with respect to Jefferies, Jefferies’ risk management team continuously monitors its various business groups, the level of risk they are taking and the efficacy of potential risk mitigation strategies and presents such information to Jefferies’ senior management and our Board.

Our Compensation Committee has considered whether our compensation policies and practices reward employees for imprudent risk taking and has determined that our compensation policies and practices, including those of Jefferies, are not reasonably likely to have a material adverse effect on us.

Certain Relationships and Related Person Transactions

Related Person Transaction Policy

The Board has adopted a written policy for the review, approval and ratification of transactions that involve related persons and potential conflicts of interest. Our Related Person Transaction Policy applies to the following Related Persons: each of our directors and executive officers, any security holder who is known to own more than five percent of our common shares, any immediate family member of any of the foregoing persons, any entity of which one of our directors is a director or officer (other than when serving at our request), and any entity of which one of our directors has a substantial financial interest (other than through us).

Under our Related Person Transaction Policy, a covered transaction includes a transaction or arrangement involving a Related Person in which we are a participant or that would require disclosure in our filings with the SEC as a transaction with a Related Person.

Under our Related Person Transaction Policy, Related Persons must disclose to the Audit Committee any potential covered transaction and must disclose all material facts with respect to such interest. All covered transactions will be reviewed by the Audit Committee and, in its discretion, approved or ratified. In determining whether to approve or ratify such a transaction, the Audit Committee will consider the relevant facts and circumstances which may include factors such as the relationship of the Related Person with us, the materiality or significance of the transaction to us and the Related Person, the business purpose and reasonableness of the transaction, whether the transaction is comparable to a transaction that could be available to us on an arms-length basis, and the impact of the transaction on our business and operation.

Related Person Transactions

We are a party to a Services Agreement with Mr. Steinberg, dated as of January 1, 2004, pursuant to which we have agreed to provide certain services for Mr. Steinberg and/or his affiliated entities, if such services are requested. Such services include accounting and cash management services, tax services and transportation services. Mr. Steinberg paid us $104,000 for services rendered by us in 2013 under this agreement and has advanced us $30,000 for services to be rendered by us in 2014.

Mr. Steinberg’s brother, Morton M. Steinberg, is a senior counsel in the law firm DLA Piper LLP (US). Morton M. Steinberg does not have an ownership interest in DLA Piper. During 2013, we paid approximately $1,070,000 in aggregate fees to such firm for legal services rendered to us. This amount represents less than .09% of all fees received by DLA Piper LLP (US) in 2013.

We have also agreed to carry at our expense term life insurance policies on the lives of Messrs. Steinberg and Cumming in the amount of $1,000,000 each, payable to their designated beneficiaries. We paid premiums in the amount of $22,053 for such policies in 2013.

In addition, as described in the Compensation Discussion and Analysis section of this Proxy Statement, in November 2012, we entered into an agreement with Mr. Cumming in respect of his retirement. Pursuant to the agreement, on February 28, 2013, our Audit Committee approved our sale to Mr. Cumming of certain real estate assets located in Salt Lake City, Utah at an agreed upon fair market value of $8,730,700. The sale was consummated in March 2013. In addition, in June 2013, Mr. Cumming agreed to relinquish his right to the personal use of our aircraft through June 30, 2015 in exchange for a cash payment of $600,000.

On February 28, 2014, we entered into a Purchase Agreement with HomeFed to sell certain of our real estate subsidiaries, investments and $18.4 million in cash (subject to adjustment) to HomeFed in exchange for 7.5 million newly issued shares of HomeFed’s common stock. At December 31, 2013, the book value of our assets to be acquired by HomeFed including the cash is approximately $178.5 million. Prior to the consummation of this transaction, we beneficially owned approximately 31.4% of HomeFed’s common stock, and after the transaction we beneficially own approximately 65% of HomeFed’s common stock. Mr. Steinberg also serves as the Chairman of the Board of HomeFed and after the transaction beneficially owns approximately 4.8% of HomeFed’s common stock.

The Audit Committee or the Board has approved or ratified each of the foregoing Related Person Transactions.

Jefferies’ Related Person Transactions—Private Equity Funds

Jefferies has invested in three private equity funds managed by companies controlled by Mr. Friedman, and has acquired interests in the profit participation earned by two management companies that manage these three funds. These two management companies (“Fund Managers”) serve as the managers of the three private equity funds (“Private Equity Funds”) and have varying profit participations and other interests in those funds. Mr. Friedman founded the business of the Fund Managers before he became associated with Jefferies; and, the Board of Jefferies approved these arrangements years prior to consummation of our combination with Jefferies.

As of December 31, 2013, Jefferies had committed an aggregate of approximately $146.8 million to the Private Equity Funds and had funded approximately $107.8 million of these commitments and committed an aggregate of $9.8 million to a Fund Manager and had funded approximately $5.8 million of this commitment. As a result of those investments, commitments and profit participations, Jefferies received distributions from the Private Equity Funds in fiscal year 2013, of approximately $29.9 million. Included in the $1.24 billion in total equity committed to funds over which Mr. Friedman has control are individual investments of certain of our named executive officers. As a result of their individual commitments, as of December 31, 2013, Mr. Handler, our Chief Executive Officer and one of our directors, had an aggregate interest in the total committed capital in such funds of 0.1% and Mr. Friedman had an aggregate interest of 4.3%. In addition, Mr. Friedman has a substantial economic interest in the Fund Managers and, directly and indirectly, in the carried interest paid by the Private Equity Funds.

On September 30, 2010, Jefferies became the lender to one of the Private Equity Funds managed by companies controlled by Mr. Friedman, under a credit facility assumed from Bank of America. The credit facility had an aggregate commitment of $54 million. The interest rate was the greater of the prime rate plus 400 basis points or 7%, payable quarterly in arrears. During 2013, Jefferies received payment of all outstanding principal and accrued interest and the credit facility was terminated.

Through Jefferies’ subsidiaries, Jefferies has performed investment banking and other services for companies in which the Private Equity Funds have invested. In some cases, the Private Equity Funds control those companies in which they have invested. In fiscal 2013, Jefferies received $3.1 million in fee income for investment banking and other services performed for companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. During fiscal 2013, $515,627 was paid to Jefferies Finance, LLC, an entity in which Jefferies has a 50% ownership interest and shares control with an independent third party, with respect to loans to companies in which the Private Equity Funds and other funds overseen by Mr. Friedman have investments. As of December 31, 2013, the aggregate principal amount of those loans was $6,409,479.

Jefferies employs and provides office space for all the Fund Managers’ employees under an arrangement Jefferies entered into with Mr. Friedman and Jefferies Capital Partners in 2005 and previously under an agreement entered into in 2001. Jefferies Capital Partners reimburses Jefferies on an annual basis for its direct employee costs, office space costs and other direct costs. In 2013, Jefferies billed and received approximately $5.7 million in cash for such expenses.

The foregoing arrangements have been approved by our and Jefferies’ Board of Directors in accordance with our and Jefferies’ related person transaction policies.

Meetings and Committees

Our Board held six meetings during 2013. Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which has adopted a written charter that is available on our website at www.leucadia.com. All committees of our Board are composed entirely of independent directors.

Audit Committee

The functions of the Audit Committee, established in accordance with the requirements of the SEC, are to assist the Board in fulfilling its responsibility to oversee the conduct and integrity of our financial reporting and financial statements filed with the SEC, the scope and performance of our internal audit function, our systems of internal accounting and financial disclosure controls, compliance with legal and regulatory requirements, our Code of Business Practice and Code of Practice, and preparation of the audit committee report. In discharging its duties, the Audit Committee, among other things, has the sole authority to appoint (subject to shareholder ratification, which is not binding on the Audit Committee), compensate (including fee pre-approvals), evaluate and replace the independent auditors, oversee their scope of work, independence and their engagement for any other services, and meets independently with those persons performing our internal auditing function, as well as our independent auditors and senior management.

During 2013, the Audit Committee met nine times. Each member of the Audit Committee is independent in accordance with SEC Rule 10A-3. The Board has determined that each member of the Audit Committee, including Mr. Campbell, the Chairman, is qualified as an audit committee financial expert within the meaning of regulations of the SEC, thereby satisfying the financial expertise requirement of the listing standards of the NYSE, and that each member of the Audit Committee is financially literate. The Audit Committee currently consists of Messrs. Campbell, Borges, Keil, O’Kane and Reese and Ms. Adamany.

Compensation Committee

The function of the Compensation Committee is to advise senior management on the administration of our compensation programs and plans, review and approve corporate goals and objectives relevant to CEO compensation, review and approve corporate goals and objectives relevant to the compensation of the our executive officers, evaluate the performance of the executive officers in light of those goals and objectives, and set the executive officers’ compensation level based on this evaluation, and assist our principal executive officers in formulating compensation programs applicable to our senior management. During 2013, the Compensation Committee met five times. The Compensation Committee currently consists of Messrs. Beyer (Chairman), Joyal and O’Kane.

Engagement of Independent Compensation Consultant

In January 2014, our Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to structure our compensation practices going forward. See “Compensation Discussion and Analysis” below.

Our Compensation Committee considered whether any conflicts of interest would arise due to its engagement of Mercer. The Committee recognized that, during 2012 and 2013, we paid Mercer and its affiliates an aggregate of $770,000 and $772,000, respectively, for services rendered to us and Jefferies in Mercer’s capacities other than relating to executive and director compensation. During 2012 and 2013, we and Jefferies paid Mercer and its affiliates an aggregate of $82,000 and $40,000 for executive and director compensation consulting services, respectively. The decisions to use Mercer affiliates for these other services are made in the ordinary course of our business and are generally recommended by our business department heads with the approval of management. We view these decisions as unrelated to our discussion of executive and director compensation and we do not require the Compensation Committee or the Board to review each use of an affiliate of Mercer. The Compensation Committee reviewed and analyzed Mercer’s services to and compensation from us prior to its engagement and all other factors deemed relevant and concluded that the proposed engagement of Mercer for executive compensation work did not raise a conflict of interest and that Mercer is independent. Upon such conclusions, our Compensation Committee approved the engagement of Mercer.

Compensation Committee Interlocks and Insider Participation

During 2013 and as of the date of this Proxy Statement, none of the members of the Compensation Committee was or is an officer or employee of the Company, and no executive officer of the Company served or serves on the compensation committee or board of any company that employed or employs any member of the Company’s Compensation Committee or Board of Directors.

Nominating and Corporate Governance Committee

The function of the Nominating and Corporate Governance Committee is to assist the Board by identifying qualified candidates to serve as directors and recommend to the Board candidates for election to the Board, to develop and recommend to the Board corporate governance guidelines, and to oversee the evaluations of the Board and management. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, which may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee seeks members with diverse backgrounds, with an understanding of our business, and with a reputation for integrity, and has adopted a policy with regard to the consideration of diversity in evaluating candidates. The Committee is committed to a policy of inclusiveness and takes reasonable steps to see that women and minority candidates are considered for the pool from which the Board nominees are chosen. In addition to candidates proposed by management, the Committee may consider candidates proposed by shareholders, but is not required to do so. If the Committee considers any candidates proposed by shareholders it would consider the same factors in making its recommendation as it uses when evaluating candidates proposed by management or the Board. The Board of Directors has adopted a charter for the Nominating and Corporate Governance Committee, which is available on our website. During 2013, the Nominating and Corporate Governance Committee met eight times. The Nominating and Corporate Governance Committee currently consists of Messrs. Joyal (Chairman), Beyer, Borges and Keil and Ms. Adamany.

Nominations by Shareholders

A shareholder entitled to vote in the election of directors may nominate one or more persons for election as directors at a meeting if written notice of that shareholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of shareholders, not less than 120 days before the first anniversary of our proxy statement in connection with the last annual meeting, and, with respect to an election to be held at a special meeting of shareholders, not later than the tenth day following the date on which notice of the meeting is first given to shareholders. The notice shall include the name and address of the shareholder and his or her nominees, a representation that the shareholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the shareholder and each nominee, other information as would be required to be included in a proxy statement soliciting proxies for the election of the shareholder’s nominees, and the consent of each nominee to serve as a director if so elected. We may require any proposed nominee to furnish other information as we may reasonably require in order to determine the eligibility of the proposed nominee to serve as a director. We did not receive any nominations from shareholders for election as directors at the Annual Meeting. See “Proposals by Shareholders” for the deadline for nominating persons for election as directors for the 2015 annual meeting.

Attendance

During fiscal year 2013, all directors attended at least 75% of the meetings of the Board of Directors and committees on which they served. Under our Corporate Governance Guidelines, each director is expected to dedicate sufficient time to the performance of his duties as a director, including by attending meetings of the shareholders, the Board and committees of which he is a member. All directors attended the annual meeting of shareholders in July 2013.

Meetings of Non-Management Directors

The Board of Directors has determined that the non-management members of the Board of Directors will meet regularly in executive session outside the presence of any member of management, in conjunction with regularly scheduled meetings of the Board. No formal Board action may be taken at any executive session. Beginning in March 2014, our Lead Director presides over each executive session of the non-management directors and has the authority to call meetings of the non-management members of the Board of Directors.

Communicating with the Board

Shareholders and other parties interested in communicating directly with the non-management directors as a group or the Lead Director may do so by writing to the non-management members of the Board of Directors or the Lead Director, as applicable, c/o Corporate Secretary, Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022. The Corporate Secretary will review all correspondence and regularly forward to the non-management members of the Board or the Lead Director, as applicable, a summary of all such correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires attention. Non-management directors and the Lead Director may at any time review a log of all correspondence received by us that is addressed to non-management members of the Board or the Lead Director, as applicable, and request copies of all such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive remuneration for services as a member of our Board or any committee of our Board. We reimburse directors for reasonable travel expenses incurred in attending our Board and committee meetings. This table sets forth the 2013 compensation of our non-employee directors for service to us and our subsidiaries, including Jefferies, which operates as an independent entity due to its distinct requirements as a public reporting company.

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	Total ($)
Robert D. Beyer(3)	70,000	13,440	83,440
Francisco L. Borges(4)	35,750	—	35,750
W. Patrick Campbell(5)	292,167	13,440	305,607
Richard G. Dooley(6)	127,000	—	127,000
Paul M. Dougan(7)	85,500	—	85,500
Alan J. Hirschfield(7)	81,500	—	81,500
James E. Jordan(7)	94,167	—	94,167
Robert E. Joyal(5)	190,000	13,440	203,440
Jeffrey C. Keil	163,833	13,440	177,273
Michael T. O’Kane(5)	197,000	13,440	210,440
Jesse C. Nichols, III(7)	87,000	—	87,000
Michael Sorkin(7)	73,000	—	73,000
Stuart H. Reese(3)	71,500	13,440	84,940

(1)

This table does not include information for directors who are also our employees. Ian M. Cumming served as a non-employee director from March 1, 2013 (when he retired as our Chief Executive Officer) until July 25, 2013. He received compensation in the amount of $51,000 in cash for his service as a member of our Board. Such compensation is included in the Summary Compensation Table below.

(2)

This column represents the grant date fair value of stock options granted in 2013 under the 1999 Stock Option Plan (the “Option Plan”) determined in accordance with accounting principles generally accepted in the United States (“GAAP”). For information on the valuation assumptions with respect to the grants made in 2013, refer to Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(3)	Each of Messrs. Beyer and Reese have served on our Board since July 25, 2013.

(4)	Mr. Borges has served on our Board since October 29, 2013.

(5)

Each of Messrs. Campbell, Joyal and O’Kane has served on our Board since March 1, 2013. For each of Messrs. Campbell, Joyal and O’Kane includes $85,000, $75,000 and $72,500, respectively, for service on the Board of Jefferies during 2013. For Mr. Campbell, also includes $80,000 for his service during 2013 as a director of Jefferies International Ltd., a wholly owned subsidiary of Jefferies. At December 31, 2013, Mr. Campbell held 1,145 shares of unvested restricted stock and 3,569 unvested deferred shares and Messrs. Joyal and O’Kane each held 4,714 unvested deferred shares.

(6)

Mr. Dooley served on our Board from March 1, 2013 until July 25, 2013. Includes $75,000 for service on the Board of Jefferies during 2013, which was credited as non-forfeitable deferred shares. At December 31, 2013, Mr. Dooley held 4,714 unvested deferred shares.

(7)	Messrs. Dougan, Hirschfield, Jordan, Nichols and Sorkin served on our Board prior to our combination with Jefferies for the period January 1, 2013 through February 28, 2013.

2013 Non-Employee Director Compensation

During 2013, non-employee directors were compensated as follows:

•	Annual retainer of $120,000

•	Meeting fees of $1,000 ($1,500 if a Chair of a Board committee)

•	Annual retainer of $15,000 for members of the Audit Committee

•	Annual retainer of $20,000 for the Chairman of the Audit Committee

•	Annual grant of options to purchase 2,000 common shares to directors serving at the time of our 2013 annual meeting

•	Non-employee directors who also serve on Jefferies board received additional compensation as indicated in the table above

2014 Changes to Non-Employee Director Compensation

During 2013, our Nominating and Corporate Governance Committee retained Mercer (U.S.) Inc. to assess our and Jefferies’ board compensation structures. Our Nominating and Corporate Governance Committee considered the following in setting 2014 non-employee director compensation:

•	The recommendations of Mercer, including best practices

•	Comparable compensation programs for similarly sized corporations, and for Jefferies, both smaller and larger investment banks

•	Aligning director and shareholder interests

•	Jefferies remaining a public company and operating in a highly regulated industry

•	For a time, some of our directors will also be directors of Jefferies

•	Mr. Campbell is Chair of the Audit Committee for our and Jefferies’ Audit Committees and is also a director of Jefferies International Ltd.

•	Non-employee directors of Jefferies sit on all of Jefferies’ board committees

•	We last assessed our Board compensation program in 2012

•	Jefferies last assessed its Board compensation program in 2006

Effective January 1, 2014, our Nominating and Corporate Governance Committee and Board approved the following for our non-employee directors:

•	Annual equity grant in the amount of $120,000

•	Annual retainer of $115,000

•	Annual retainer of $20,000 to the Chairman of the Audit Committee

•	Annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Nominating and Corporate Governance Committee

•	Termination of automatic annual option grant on date of our annual meeting

Effective January 1, 2014, non-employee directors of Jefferies will receive the following:

•	Annual retainer of $200,000

•	Annual retainer of $20,000 to the Chairman of the Audit Committee

•	Annual retainer of $10,000 to the Chairman of the Compensation Committee and the Chairman of the Corporate Governance and Nominating Committee

•	No additional compensation would be paid to Mr. Campbell for his role as a director of Jefferies International Ltd.

EXECUTIVE OFFICERS

Our executive officers are appointed by our Board and serve at the discretion of our Board. Other than Messrs. Handler, Friedman and Steinberg, for whom information is provided above under “ELECTION OF DIRECTORS,” the following sets forth information as to our Executive Officers as of March 1, 2014:

Name and present position, if any, with us	Biographical information, including, age, position with us, business experience during the last five years and family relationships, if any
Thomas E. Mara

Mr. Mara, 68, is our Executive Vice President. Mr. Mara joined us in April 1977 and was elected Vice President in May 1977. He has served as our Executive Vice President since May 1980 and as our Treasurer from January 1993 to May 2007. In addition, he was a director of Inmet Mining Corporation and a director and Chief Executive Officer of FINOVA.

Michael J. Sharp

Mr. Sharp, 58, is our Executive Vice President and General Counsel. Mr. Sharp has been Jefferies’ Executive Vice President, General Counsel and Secretary since November 2010. Prior to joining Jefferies in September 2010, Mr. Sharp had been a partner with the law firm of Wilmer Cutler Pickering Hale & Dorr LLP since March 2009. Previously, Mr. Sharp was General Counsel of Citigroup’s Global Wealth Management, Global Consumer Bank, and Global Credit Card business units. Before his 12 years at Citigroup, Mr. Sharp was a litigation associate at Cravath, Swaine & Moore, which he joined in 1992. Mr. Sharp began his legal career as a judicial clerk on the United States Court of Appeals for the Eleventh Circuit. Before embarking on a legal career, Mr. Sharp traded U.S. Treasury Bonds from 1981 to 1988.

Joseph A. Orlando

Mr. Orlando, 58, is our Vice President and Chief Financial Officer. Mr. Orlando, a certified public accountant, has served as our Chief Financial Officer since April 1996 and as our Vice President since January 1994.

Justin R. Wheeler

Mr. Wheeler, 42, is our Vice President and Chief Operating Officer. Mr. Wheeler joined us in March 2000, has served in a variety of capacities at our subsidiaries and has been our Vice President since October 2006 and our Chief Operating Officer since March 2012. In addition, Mr. Wheeler previously was a director of INTL FCStone Inc. and AmeriCredit Corp.

Barbara L. Lowenthal	Ms. Lowenthal, 59, is our Vice President and Comptroller. Ms. Lowenthal, a certified public accountant, has served as our Vice President and Comptroller since April 1996.

Rocco J. Nittoli

Mr. Nittoli, 55, is our Vice President and Treasurer. Mr. Nittoli joined us in September 1997, and has served in a variety of capacities at our subsidiaries and as our Treasurer since May 2007, and as our Vice President since September 2007.

INFORMATION ON STOCK OWNERSHIP

Present Beneficial Ownership of Common Shares

Set forth below is certain information as of March 1, 2014, with respect to the beneficial ownership of common shares, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, by (1) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common shares, which is our only class of voting securities, (2) each director and nominee for director, (3) each of the named executive officers named in the Summary Compensation Table, (4) charitable foundations established by certain of our named executive officers, and (5) all of our current directors and executive officers as a group. The percentage of ownership indicated in the following table is based on 364,096,978 common shares outstanding on March 1, 2014. Unless otherwise stated, the business address of each person listed is c/o Leucadia National Corporation, 520 Madison Avenue, New York, New York 10022.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group, Inc.	20,742,001	(a)	5.7%
Ian M. Cumming	13,451,242	(b)	3.7%
Linda L. Adamany	—		*
Robert D. Beyer	40,000	(c)	*
Francisco L. Borges	—		*
W. Patrick Campbell	55,168	(d)	*
Brian P. Friedman	3,289,679	(e)	0.9%
Brian P. Friedman Family Foundation	162,000	(f)	*
Richard B. Handler	9,223,229	(g)	2.5%
The Handler Family Foundation	984	(h)	*
Robert E. Joyal	16,841	(i)	*
Jeffrey C. Keil	20,073	(j)	*
Thomas E. Mara	142,144	(k)	*
Michael T. O’Kane	4,050	(l)	*
Joseph A. Orlando	183,836	(m)	*
Stuart H. Reese	—	(n)	*
Michael J. Sharp	3	(o)	*
Joseph S. Steinberg	24,694,793	(p)	6.8%
Joseph S. and Diane H. Steinberg 1992 Charitable Trust	330,000	(q)	*
Justin R. Wheeler	266,740	(r)	*
All current directors and executive officers as a group (17 persons)	38,192,513	(s)	10.2%

*	Less than .1%.

(a)

The business address of The Vanguard Group, Inc. (“Vanguard”) is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The information is based upon a Schedule 13G filed February 12, 2014 by Vanguard. Vanguard has the sole power to vote or direct the vote 504,848 of our common shares, the sole power to dispose 20,256,653 of our common shares and shared power to dispose of 485,348 shares of our common stock.

(b)

The business address of the Reporting Person is 148 So. Redmond Street, Jackson, WY 83001. The information is based upon information provided to us by Mr. Cumming, who retired as our Chief Executive Officer as of March 1, 2013 and did not stand for re-election at our July 25, 2013 annual meeting. Includes 1,600,000 common shares (.4%) which Mr. Cumming has the right to acquire upon exercise of warrants. The amount reflected above does not include 703,310 common shares (.2%) that are beneficially owned by a private charitable foundation, of which Mr. Cumming is a trustee and President and as to which Mr. Cumming disclaims beneficial ownership, and 64,366 common shares (less than .1%) that are beneficially owned by Cumming Philanthropic Organization, a nonprofit corporation established by Mr. Cumming as to which Mr. Cumming disclaims beneficial ownership.

(c)	The table above excludes 2,000 unvested stock options.

(d)

The table above excludes 35,460 deferred common shares under our Director Stock Compensation Plan (the “DSCP”), which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014, and 2,000 unvested stock options. The table above includes 51,804 common shares which Mr. Campbell has shared voting and dispositive power through a family trust. Assuming the expiration of all applicable deferral periods, Mr. Campbell would beneficially own 92,628 common shares (representing less than .1% of the currently outstanding class).

(e)

The table above excludes 2,017,241 restricted stock units (“RSUs”), which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014. The table above includes 615,091 vested RSUs which represent a right to acquire voting and dispositive power over an equal number of common shares within 60 days after March 1, 2014; 1,093 common shares held under the ESOP as to which Mr. Friedman has sole voting and dispositive power; 48,600 common shares which Mr. Friedman has shared voting and dispositive power through a family trust and 13,346 common shares held by the trustee of the PSP as to which Mr. Friedman has sole voting and limited dispositive power. Assuming Mr. Friedman’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Friedman would beneficially own 5,306,920 common shares (representing 1.4% of the currently outstanding class).

(f)	Mr. Friedman is the President of the foundation. Mr. Friedman disclaims beneficial ownership of the common shares held by the foundation.

(g)

The table above excludes 2,017,241 RSUs, which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014. The table above includes 6,105,786 vested RSUs which represent a right to acquire voting and dispositive power over an equal number of common shares within 60 days after March 1, 2014; 97,361 common shares held under the ESOP as to which Mr. Handler has sole voting and dispositive power; 449,337 common shares which Mr. Handler has shared voting and dispositive power with his wife through a family trust; 9 common shares held by the trustee under the PSP as to which Mr. Handler has sole voting and limited dispositive power. Assuming Mr. Handler’s continued employment with us through the expiration of all applicable vesting and deferral periods, Mr. Handler would beneficially own 11,240,470 common shares (representing 3.0% of the currently outstanding class).

(h)	Mr. Handler and his wife are the trustees of the charitable trust. Mr. Handler and his wife disclaim beneficial ownership of the common shares held by the charitable trust.

(i)

The table above excludes 27,557 deferred common shares under the DSCP which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014 and excludes 2,000 unvested stock options. Assuming the expiration of all applicable vesting and deferral periods, Mr. Joyal would beneficially own 46,398 common shares (representing less than .1% of the currently outstanding class).

(j)	Includes 5,073 common shares that may be acquired upon the exercise of stock options.

(k)	Includes 142,144 common shares that may be acquired upon the exercise of stock options.

(l)

The table above excludes 28,112 deferred common shares under the DSCP which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after of March 1, 2014 and excludes 2,000 unvested stock options. Assuming the expiration of all applicable deferral periods, Mr. O’Kane would beneficially own 34,162 common shares (representing less than .1% of the currently outstanding class).

(m)	Includes 182,757 common shares that may be acquired upon the exercise of stock options.

(n)	Excludes 4,000 common shares purchased in an open market transaction by Mr. Reese on March 25, 2014.

(o)	The table above excludes 18,255 RSUs which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014. The table above includes 3 common shares held under the ESOP as to which Mr. Sharp has sole voting and dispositive power. Assuming the expiration or termination of all applicable deferral periods, Mr. Sharp would beneficially own 18,258 common shares (representing less than .1% of the currently outstanding class).

(p)

Includes 18,462,394 (5.1%) common shares held by corporations that are wholly owned by Mr. Steinberg, or held by corporations that are wholly owned by family trusts as to which Mr. Steinberg has sole voting and dispositive control, or held by such trusts, 2,339,712 (.6%) common shares held in a trust for the benefit of Mr. Steinberg’s children as to which Mr. Steinberg may be deemed to be the beneficial owner and 1,600,000 (.4%) common shares which Mr. Steinberg has the right to acquire upon exercise of warrants.

(q)	Mr. Steinberg and his wife are the trustees of the charitable trust. Mr. Steinberg and his wife disclaim beneficial ownership of the common shares held by the charitable trust.

(r)	Includes 263,982 common shares that may be acquired upon the exercise of stock options.

(s)

Includes 1,600,000 common shares that may be acquired by Mr. Steinberg pursuant to the exercise of warrants; 5,073 common shares that may be acquired by directors pursuant to the exercise of stock options; 799,052 common shares that may be acquired by certain officers pursuant to the exercise of stock options; and 6,720,877 common shares that may be acquired by certain officers (who are also directors) pursuant to the settlement of RSUs. Does not include shares beneficially owned by Mr. Cumming, including 1,600,000 common shares that may be acquired by Mr. Cumming pursuant to the exercise of warrants.

As described herein, our common shares are subject to transfer restrictions that are designed to reduce the possibility that certain changes in ownership could result in limitations on the use of our significant tax attributes. Our certificate of incorporation contains provisions that generally restrict the ability of a person or entity from acquiring ownership (including through attribution under the tax law) of our shares such that the person or entity would be treated as a 5% shareholder under the tax regulations or as owning 5% or more of our common shares and the ability of persons or entities now so treated from acquiring additional shares. Shareholders (and prospective shareholders) are advised that, under the tax law rules incorporated in these provisions, the acquisition of even a single common share may be proscribed under our certificate of incorporation, given (among other things) the tax law ownership attribution rules as well as the tax law rules applicable to acquisitions made in coordination with or in concert with others. The restriction will remain until the earliest of (a) December 31, 2024, (b) the repeal of Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any comparable successor provision) and (c) the beginning of our taxable year to which these tax attributes may no longer be carried forward. The restriction may be waived by our Board of Directors. Shareholders are advised to carefully monitor their ownership of our shares and consult their own legal advisors and/or us to determine whether their ownership of our shares approaches either of the proscribed levels. Based upon discussions with Vanguard, we believe that the beneficial ownership (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934) of common shares by Vanguard as reflected in the table above is not in violation of the transfer restrictions contained in our certificate of incorporation.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information regarding our common shares under our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	20,905,585	(1)	$9.34	(2)	40,754,684	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	20,905,585		$9.34		40,754,684

(1)

Includes common shares to be issued upon: settlement of 13,109,052 RSUs under the Leucadia National Corporation 2003 Incentive Compensation Plan (the “Incentive Plan”); settlement of 1,107,832 deferred shares under our Deferred Compensation Plan; settlement of 271,453 deferred shares under our Director’s Stock Compensation Plan; exercise of 2,417,248 options under our Option Plan and exercise of 4,000,000 warrants under our Warrant Plan.

(2)

The weighted average exercise price is calculated including RSUs and deferred shares which have an exercise price of zero. If the weighted average exercise price was calculated including only those awards that have a specified exercise price, the weighted average exercise price for plans approved by security holders would be $30.43.

(3)

Includes 34,256,871 common shares under our Incentive Plan for general use; 5,307,132 common shares under our Incentive Plan designated for use under the Deferred Compensation Plan; 483,500 common shares under our Director’s Stock Compensation Plan and 707,181 common shares under our Option Plan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (the “CD&A”) provides an overview of our compensation program and practices and explains how the Compensation Committee made compensation decisions for our named executive officers listed below, all of whom are included in the Summary Compensation Table:

Richard B. Handler	Chief Executive Officer
Brian P. Friedman	President
Joseph S. Steinberg	Chairman of the Board
Thomas E. Mara	Executive Vice President
Michael J. Sharp	Executive Vice President and General Counsel
Joseph A. Orlando	Vice President and Chief Financial Officer
Justin R. Wheeler	Vice President and Chief Operating Officer
Ian M. Cumming	Former Chairman and Chief Executive Officer

Executive Summary

Following our March 2013 combination with Jefferies, we made significant changes to the composition our Board and our leadership team. In addition, we began to implement philosophical changes to enhance our governance practices, our responsiveness to our shareholders and our executive compensation practices. Key highlights of these efforts are summarized below.

Leadership and Governance Restructuring	•	Messrs. Handler, Friedman and Sharp joined our leadership team on March 1, 2013.
™

Mr. Handler became our Chief Executive Officer, Mr. Friedman became our President and Mr. Sharp became our General Counsel. Each of them also continues in his existing role at Jefferies, as Chief Executive Officer, Chairman of the Executive Committee, and Executive Vice President and General Counsel, respectively. Jefferies continues to operate as a distinct entity with various requirements as a public reporting company

	•	Messrs. Handler and Friedman were appointed to our Board of Directors
	•	Mr. Steinberg remained an executive officer and became our Chairman of the Board
	•	We split the roles of Chairman of the Board and Chief Executive Officer, although our Chairman, Mr. Steinberg, is an executive officer
	•	We reconstituted our Board of Directors, increasing the number of seats from 8 to 11, with 7 new independent, non-employee directors elected since our combination with Jefferies
	•	The Compensation Committee is composed of 3 new independent directors, with Robert Beyer as the new Chairman
	•	Robert Joyal has been named as our independent Lead Director
	•	We adopted majority voting in the election of directors

Shareholder Engagement	•	We discussed our executive compensation programs with shareholders leading up to our 2013 annual meeting
	•	We scheduled two investor days in 2014
	•	We increased our communications to investors through press releases and website postings

Compensation Programs & Policies	•	We provided 2013 compensation outcomes that had a strong degree of alignment with the performance delivered
	•	We amended our equity plans to:
™ Remove the evergreen provisions relating to share reservations and set a fixed number of awards that may be made under such plans
™ Prohibit recycling of previously granted awards
™ Include restrictions on transferability of, and payment of dividends on, performance-based equity awards
™ Prohibit repricing and cash buyouts of underwater options without shareholder approval
	•	We adopted vesting conditions on cash bonuses for Messrs. Handler, Friedman and Sharp to encourage long-term service and loyalty
	•	We imposed a prohibition on the hedging of our shares and other securities by our directors, executives and employees
	•	We adopted a “clawback” policy for performance-based awards
	•	We did not enter into employment agreements or provide other guarantees of payment to new members of our leadership team, including Messrs. Handler and Friedman
	•	Our Compensation Committee retained Mercer (US) Inc.

Business Summary and 2013 Performance Results

We have a business model that is somewhat unique for a publicly traded company in that we are not committed to focus on one primary business or industry, but rather we generate shareholder value by acquiring businesses and making investments at attractive values, building and extracting value from the businesses and investments we own, and selling businesses and investments from time to time to realize their value. This business model requires us to source business leaders from a range of different talent pools, including the general management market, investment banking, as well as hedge fund and private equity managers. This business model also implies recognition that some management activities will have payoffs over a longer-term time frame such as five to ten years or longer, and direct financial returns may not be demonstrated in the short-term. For 2013, we believe that overall results were strong, though some fell short of expectations, which is reflected in our 2013 compensation decisions with respect to our senior executives. Key performance highlights for 2013 include:

•	Completion of our combination with Jefferies

•	Completion of our management transition and the consolidation of our business leadership team

•

Sale of our investment in Inmet Mining Corporation for $731.6 million ($391.2 million in cash and shares valued at $340.4 million), generating a pre-tax gain of $227.6 million, or 45% above our cost basis in Inmet

•	Jefferies’ 2013 fiscal year results were down from 2012

•	Shareholder returns of 23%

Summary of Compensation Objectives & 2013 Pay Summary

Our compensation policies and programs are intended to meet three key objectives:

•	Provide competitive levels of compensation to attract and retain talented executives and employees

•	Align the interests of our executives and employees with those of our other key constituencies, most notably our shareholders and bondholders

•	Encourage long-term service and loyalty

Our 2013 compensation payout was aligned with our financial performance and our compensation objectives and we emphasized performance-based compensation objectives.

•	More than 93% of Messrs. Handler and Friedman’s 2013 direct compensation (salary, bonus and long-term equity incentives) was performance-linked

•	More than 91% of Mr. Steinberg’s 2013 direct compensation was performance-linked

•	52% of Mr. Sharp’s 2013 direct compensation was performance-linked

•	Mr. Steinberg’s performance-linked bonus decreased 62.8% from 2012, in-line with our decrease in pre-tax earnings

•	The aggregate of the cash bonuses paid to Messrs. Handler and Friedman fell 61.8% from their bonuses paid in 2012, corresponding to the decrease in Jefferies’ 2013 performance

•	The aggregate cash bonuses paid to Messrs. Mara, Orlando and Wheeler decreased 45.1% from the prior year

Our new Compensation Committee retained Mercer (US) Inc. to review our historical compensation and related practices, to examine relevant peer and industry practices, and to advise the Compensation Committee on how best to address compensation matters going forward.

The following is a more detailed discussion of our compensation program objectives, philosophy, pay elements, and compensation decisions made in 2013.

Compensation Objectives

Provide Competitive Levels of Compensation to Attract and Retain Talented Employees

Our compensation policies are designed to provide competitive levels of compensation in order to attract and retain talented executives and leaders. We compensate our executive officers not only for serving in their direct management functions but also, for some executives such as Messrs. Handler and Friedman, for serving in multiple capacities.

As a diversified holding company, we are engaged in an array of businesses that are highly competitive, and our success depends on the leadership of strong senior executives and the talent of our key employees. For more than thirty-five years, through our former CEO and President, Ian Cumming and Joe Steinberg, respectively, we established a track record as one of the world’s leading long-term investors, creating substantial value for our shareholders. We generate shareholder value by acquiring businesses and making investments at attractive values, building and extracting value from the businesses and investments we own, and selling certain assets from time to time to realize their value. As discussed above, our business model implies a different management approach than single sector, operating companies. For example, our strategy requires a greater focus on acquisitions and dispositions of businesses and investments, an emphasis on turn-around activities, a need for deep expertise in finding ways to maximize potential through new market entry or exploiting other niches, and a recognition that some management activities will have payoffs over a longer-term time frame such as three to five or even a greater number of years, though direct financial results may not be demonstrated in the short-term. These unique elements of our business strategy translate into a need for executives who are attuned to our distinctive approach, and highly skilled at significant and often complicated transactional opportunities that will allow for meaningful long-term gains, and equally skilled regarding business strategy and operational capabilities that can help maximize shareholder value. This business model requires us to source business leaders from a range of different talent pools, including the general management market, investment banking, as well as hedge fund and private equity managers.

As we sought to effect a plan of succession that resulted, in part, in our combination with Jefferies, we searched for executives with the proper stature and skill set to address our unique business model. We also sought executives who had fostered the same culture that existed here; that is, one in which executives have a substantial ownership stake, entrepreneurship is valued as a key driver, and strategic investing leads to our growth. Our combination with Jefferies enabled us to attract Messrs. Handler and Friedman, who have the unique skills and foster the culture necessary to carry on our business model. Mr. Handler had been at Jefferies for almost a quarter century, becoming its CEO in 2001, and Mr. Friedman had been at Jefferies since 2001, becoming the Chairman of its Executive Committee in 2002. Under their leadership, Jefferies’ split-adjusted share price increased from $7.81 at January 1, 2001 to $21.72 at February 28, 2013 (the closing price on the day before our combination) reflecting a total return of 221% and a total return compound annual growth rate of 10%, far exceeding returns for the general market indices. For example, over the same period, the total return compound annual growth rate generated by the S&P 500, NYSE Arca Securities Broker/Dealer Index and the KBW Bank Index were 3%, 1% and -1%, respectively. Jefferies’ book value increased from $458.4 million at January 1, 2001 to $3,326.6 million at February 28, 2013. Jefferies’ growth was the result of a combination of strategic acquisitions, organic growth and a business model that capitalized on its competitors’ weaknesses, as well as significant revenue production personally from both of Messrs. Handler and Friedman.

As our executives, Messrs. Handler and Friedman have a variety of responsibilities and are called upon to contribute to our value generation in more than the typical way. Their roles combine executive management at the holding company level, operating management at Jefferies, as well as production and value generation responsibilities at Jefferies.

Mr. Handler plays three key operating roles with us:

•	CEO of Leucadia

•	CEO of Jefferies

•	Direct contributor to Jefferies’ results through sourcing, marketing and executing transactions (i.e., a producer role)

Mr. Friedman also plays three key operating roles with us:

•	President of Leucadia

•	Chairman of the Executive Committee of Jefferies

•	Direct contributor to Jefferies’ results through sourcing, marketing and executing transactions (i.e., a producer role)

Align the Interests of our Executives and Employees with those of our other Key Constituencies, Most Notably our Shareholders and Bondholders

As we emerge from our combination with Jefferies and move away from the challenging economic and financial environment that has persisted since 2007, it becomes even more essential that we incentivize our management and employees to capitalize on transactional and market opportunities and portfolio company performance. Our compensation objectives continue to include a focus on rewarding personal productivity and fostering a results-oriented environment, without exposing us to excessive risk.

Providing compensation that is perceived as fair and consistent with employee and executive contributions motivates employees to perform. As stated above, our CEO and President continue to have roles that blend all of executive management, operating management and production and revenue- generation responsibilities, and, accordingly, our Board and Compensation Committee generally consider the compensation opportunities those individuals would have if they chose to focus entirely on their production and revenue-generation abilities, or pursue other entrepreneurial opportunities. We believe that maintaining our entrepreneurial culture is essential and is valued not only by our current employees but also by prospective employees, so we continue to offer compensation opportunities that are driven by performance and results.

Our executives, directors and employees own a large percentage of our common shares. While serving as our executives, Messrs. Steinberg and Cumming amassed sizeable positions of our outstanding shares. As executives of Jefferies, Messrs. Handler and Friedman acquired large positions of Jefferies’ stock, which subsequently converted into our common shares upon our combination with Jefferies. Including 2,017,241 restricted stock units held by each of Messrs. Handler and Friedman, which vest in 2015 (see “Long-Term Equity Incentive Awards for Messrs. Handler

and Friedman” below), Messrs. Handler and Friedman beneficially own a combined 16,547,390 of our common shares, representing approximately 4.4% of our outstanding shares. Including 4,243,866 shares of restricted stock, RSUs and deferred common shares held by our current executive officers and directors (which do not represent a right to acquire voting or dispositive power over any common shares within 60 days after March 1, 2014), as a group, our current executive officers and directors beneficially own 11.2% of our outstanding shares. This ownership encourages our executives and directors to act in our best long-term interests and those of our shareholders. We do not consider gains or losses from equity awards in setting elements of our executives’ compensation.

In addition, by utilizing long-term equity incentives as part of our compensation policy, we encourage long-term stock ownership that aligns our executives’ interests with our shareholders’ interests and minimizes short-term risk taking at the expense of long-term performance. We seek to enhance this alignment of interests through our use of performance-linked awards, and granting equity awards and cash bonuses with multi-year vesting requirements.

Encourage Long-Term Service and Loyalty

Consistent with a long-standing practice reflecting, in part, the fact that Messrs. Handler and Friedman were not operating under employment agreements, a portion of Messrs. Handler and Friedman’s 2013, 2014 and 2015 compensation was granted by Jefferies in the form of long-term performance- linked restricted stock units in September 2012. These awards contained long-term vesting restrictions and were subject to annual performance criteria in each of 2013, 2014 and 2015. At the time of our combination with Jefferies, our Board and Compensation Committee ratified this performance-linked compensation and it continues to constitute a core part of Messrs. Handler and Friedman’s compensation designed to encourage long-term service and loyalty and superior long-term performance.

We adopted vesting conditions and forfeiture provisions for cash bonuses and long-term equity compensation awards for Messrs. Handler, Friedman and Sharp to encourage long-term service and loyalty. See “Long-Term Equity Incentives,” below.

Over the last ten years, 75% of Messrs. Handler and Friedman’s total direct compensation has been paid in stock and, other than a one-time sale to us to fund a tax obligation, and sales of shares donated or sold for charitable purposes, neither of them has sold one share.

What Our Compensation Program is Designed to Reward

By linking the compensation of our executive officers to our financial performance and our executives’ individual performance, we believe our compensation program encourages and rewards:

•	Executive efforts to enhance firm-wide productivity and profitability

•	Entrepreneurial behavior, in which executives are shareholders and act to maximize long-term equity value in the interest of all shareholders, including:

™	Short-term performance that does not negatively impact long-term performance

™	Efforts that are not necessarily reflected in our short-term performance results

•	Minimizing short-term risk taking at the expense of long-term performance

Roles of the Compensation Committee and our CEO, President and Chairman in Determining Named Executive Officer Compensation

Our executive compensation program is generally structured and administered by our Compensation Committee. The Compensation Committee, in consultation with Messrs. Handler, Friedman and Steinberg, determines the compensation of our other executive officers. The Compensation Committee considers the views of Messrs. Handler, Friedman and Steinberg, including their assessments of our executives’ individual performance, and the range of market inputs available, in setting their compensation.

For 2013, our Board and Compensation Committee ratified the performance-based compensation structure for Messrs. Handler, Friedman and Sharp as approved by the Jefferies’ Compensation Committee prior to our combination with Jefferies.

Independent Compensation Consultant

Our Compensation Committee retained Mercer (US) Inc. as an independent compensation consultant to assist the Compensation Committee with conducting a thorough review of our executive compensation practices, including a review of our historical compensation and related practices, an examination of relevant peer and industry practices and recommendations on how best to address compensation matters going forward. Mercer was tasked with:

•	Evaluating our executive officer compensation against the market, including 2013 incentive payouts

•	Defining 2014 incentive program alignment and performance goals

•	Assessing existing executive compensation programs at significant portfolio companies

•	Defining a comprehensive compensation philosophy and pay strategy for our future

Given the unique and wide range of roles played by our senior leadership team, Mercer’s market analysis included a range of market data fenceposts as compensation comparisons, including:

•	For all of our executive officers, Mercer reviewed comparable roles at 235 general industry S&P 500 firms with revenues between $4.5 billion and $20 billion

•

For Messrs. Handler and Friedman, Mercer also reviewed CEO roles at the following large U.S.-based investment banks and smaller investment banking/asset management firms: Goldman Sachs Group, Morgan Stanley, Evercore Partners, Greenhill & Co. Stifel Financial Corp. and Lazard

The Compensation Committee also discussed with Mercer the producer roles of Messrs. Handler and Friedman and assessed comparable potential compensation as production and revenue-generating senior producers at Jefferies and other top investment banks and as CEO and comparable positions at publicly traded private-equity and hedge-fund firms. An analysis of the comparable compensation was used as a general frame of reference for considering the appropriateness of our compensation. We do not target a specific pay positioning level versus market for any of the range of market fenceposts considered, but rather consider the contributions and roles played by the respective individuals and the variety of market references.

Elements of Compensation

We accomplish our compensation program objectives by providing different types of compensation. The following elements make up our executives’ total compensation, with each element having a distinct purpose:

Base Salary	Designed mainly to reward current and past short-term performance and to encourage continued years of service
Performance-Based Annual Bonus	Encourage executives to seek to deliver strong annual results, while encouraging efforts that may benefit our future performance
Long-Term Equity Incentives

Provide strong incentives for superior long-term performance and directly linked to shareholders’ interests because the value of the awards will increase or decrease based upon the future price of our common shares

Other Benefits

Designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive

Descriptions and business considerations for each of the reward elements are outlined in more detail below.

Base Salary

We pay our named executive officers a base salary in order to provide them a predictable level of income and enable them to meet living expenses and financial commitments. Base salary is not directly tied to our performance. The base salaries we have established for our named executive officers reflect our understanding of the competitive market for these roles and the trade-off that exists between aligning the interests of our executive officers as closely as possible with those of our shareholders and our desire to avoid exposing them to compensation risk. Generally, base salary is consistent with the executive’s office and level of responsibilities, with annual salary increases for some executives that generally amount to a small percentage of their prior base salary, primarily reflecting cost of living increases. On occasion, individual annual salary increases may be significant to reflect an executive’s increase in office and responsibilities or for other reasons. We believe the base salary levels we have established strike the proper balance and that providing a predictable base salary is essential to attract and retain talented executives.

2013 Base Salary Determinations

Our Compensation Committee’s determination of the appropriate level of base salary for 2013 was for the most part subjective and not formulaic.

•

The base salaries for Messrs. Handler, Friedman and Sharp were based upon their salaries at Jefferies prior to our combination with Jefferies and are the maximum permitted within the deductibility limits of Internal Revenue Code Section 162(m)

•	The base salary for Mr. Steinberg was initially set in 1994 pursuant to his employment agreement and is annually adjusted for cost of living

•

Base salaries for other named executive officers (other than Messrs. Handler, Friedman, Steinberg and Sharp) were determined by the Compensation Committee in consultation with Messrs. Handler, Friedman and Steinberg as well as a consideration of historical precedent, competitive factors, and the desire to provide a non-performance-based cash component of compensation

•	Other considerations are set forth below

Salary Comparisons and Considerations

Executive	2012 Salary ($)	2013 Salary ($)	Compensation Committee Considerations
Richard Handler	1,000,000	1,000,000	Jefferies salary; no increase since commencing employment with us
			Mr. Handler has not had an increase in base salary since 2003
Brian Friedman	1,000,000	1,000,000	Jefferies salary; no increase since commencing employment with us
Joseph Steinberg	783,222	802,745	Base salary was initially set in 1994 pursuant to his employment agreement, with annual cost of living adjustment only
Thomas Mara	380,000	500,000	Mr. Mara’s senior leadership role with us
			Extensive efforts with our several energy-related projects
			Contributions in connection with acquisition opportunities
Michael Sharp	1,000,000	1,000,000	Jefferies salary; no increase since commencing employmemt with us

Executive	2012 Salary ($)	2013 Salary ($)	Compensation Committee Considerations
Joseph Orlando	346,000	500,000	Mr. Orlando’s senior leadership role with us
			Outstanding efforts in connection with our combination with Jefferies
			Increased responsiblities following our combination with Jefferies
Justin Wheeler	314,000	500,000	Mr. Wheeler’s leadership role with us
			Outstanding efforts in connection with our combination with Jefferies
			Cost of living adjustment as part of his agreement to relocate to our New York office from Utah

Performance-Based Annual Bonus

Our bonuses include both annual cash performance-based bonuses and discretionary bonuses. We believe that there should be a strong link between pay and our performance.

Annual cash bonuses are designed to encourage our executive officers to deliver strong annual results, to maximize short-term productivity and profitability and to reward our executive officers for their efforts during the year. Bonuses are generally paid in cash, but our Compensation Committee has discretion to pay bonuses in restricted stock for some executives. Motivating our executive officers to deliver strong short-term results directly impacts our performance, and together with long-term focus and risk mitigation, is key to our success.

Annual awards of cash performance-based bonuses are awards based upon pre-determined formulas and financial metrics and determined after our, and in some cases a subsidiary’s, year-end financial results have been determined. Discretionary bonuses are not tied directly to any financial metric, formula or financial result. Typically discretionary bonuses are determined based upon the subjective assessment of an executive’s performance, as well as the Company’s financial performance. Our Compensation Committee does not determine executive officer compensation based on the performance or price of our common shares, which can be volatile and outside of our and our executives’ control and a poor short-term indicator of our overall performance. Accordingly, a large percentage of annual compensation for our executives officers (other than our CEO and President) has historically consisted of discretionary bonus compensation. This ensures that compensation paid to an executive reflects the individual’s specific contributions during the year, the level and degree of complexity involved in his/her contributions to us and our overall performance. Our CEO, President and Chairman confer and then report their joint compensation proposals to the Compensation Committee for consideration and approval.

2013 Bonus for Messrs. Handler, Friedman and Sharp

In September 2012, the Compensation Committee of Jefferies established the 2013, 2014 and 2015 pay for performance program for Messrs. Handler and Friedman that included a base salary of $1 million each, a target cash bonus potential of $6 million each and a target long-term equity incentive of $13 million for each executive for each of 2013, 2014 and 2015. Upon our combination with Jefferies, our Compensation Committee and Board ratified the pay for performance program for Messrs. Handler, Friedman and Sharp previously established at Jefferies. Our Board and Compensation Committee considered the following in making this decision:

•	100% of the potential bonus and long-term equity incentive contained performance-based thresholds which could have resulted in zero payout and all of the equity being forfeited

™	The performance compensation was based on the performance of Jefferies which became our largest and most significant subsidiary

™	The pay for performance program was already established and provided for 2013 performance-based compensation deductible under Section 162(m)

•

No additional compensation opportunities were provided to Jefferies’ management upon becoming our executives and taking on direct leadership responsibilities with us in addition to maintaining their Jefferies leadership and producer roles

•	None of Jefferies’ management received contracts or other guarantees of payment upon becoming our executives

•

Our Compensation Committee recognized that nearly 70% of Messrs. Handler and Friedman’s target direct compensation was in the form of long-term equity resulting in an alignment with shareholders’ interests

•

Our Board and Compensation Committee recognized that 2013 would be a transition year following our combination with Jefferies and would require time and effort to align the compensation programs and philosophies among Jefferies, us and our other major subsidiaries

•	Our Compensation Committee retained absolute discretion to reduce the performance-based bonus

We and Jefferies share equally the compensation costs of these executive officers since March 1, 2013.

The formulas previously approved by Jefferies’ Compensation Committee for the payment of annual bonuses for Messrs. Handler, Friedman and Sharp were ratified so that performance goals and potential rewards could positively influence the executives during the year. These formulas were based upon the performance of Jefferies and provide for a bonus pay-out as follows: no annual bonus would be paid if threshold levels of performance were not achieved, a targeted amount of annual bonus for achievement of target performance, and greater- or less-than target payouts for performance that exceeded or fell short of the specified target levels, up to a specified maximum payout as follows:

	Below Threshold Performance-Based Bonus	Target Performance-Based Bonus	Maximum Performance-Based Bonus
Richard Handler	$0	$6 million	$ 12 million
Brian Friedman	$0	$6 million	$ 12 million
Michael Sharp	$0	$2 million	$2.6 million

The 2013 formulas were dependent on Jefferies’ earnings before income tax, pre-tax return on tangible equity and pre-tax profit margin (adjusted to reflect the impact of our combination with Jefferies and, to a lesser extent, certain non-recurring items).

The Jefferies’ Compensation Committee established, and our Board and Compensation Committee ratified, six-tiered performance measures for each of the three performance criteria as follows:

Criteria/Weight	Threshold	Below Target	Target	Above Target	Superior	Superior+
Earnings Before Income Tax 55%	-25%	-10%	$491,795,000	+10%	+20%	+30%
Pre-Tax Return on Tangible Equity 40%	-25%	-10%	15.9%	+10%	+20%	+30%
Pre-Tax Profit Margin 5%	-25%	-10%	16.4%	+10%	+20%	+30%

Our Compensation Committee reserved the right to exercise negative discretion to reduce amounts or to take into consideration additional performance measures in determining whether to reduce calculated bonus awards.

Our Compensation Committee believes that the measures set were substantially uncertain at the time they were established and were set at levels that would make target performance attainable only with continued high level performance.

As a result of Jefferies’ 2013 performance, the targets were not obtained and the calculated bonuses fell “Below Target” but above “Threshold” in all performance criteria, resulting in the following calculated annual performance-based bonuses:

Richard Handler	$1,823,335
Brian Friedman	$1,823,335
Michael Sharp	$1,553,889

In 2013, Mr. Friedman received $300,000 of compensation from Jefferies Capital Partners. As a result, that amount was deducted from the payment of this cash bonus.

The Compensation Committee determined that the calculated cash bonuses were appropriate and did not exercise negative discretion. The Compensation Committee considered the following in its decision not to exercise negative discretion:

•	The bonus payouts for Messrs. Handler and Friedman amounted to less than one-third of the target bonus potential

•	The cash bonuses were subject to repayment by the executive in accordance with vesting conditions

Vesting of these cash bonus awards occurs as to one-third of the award on the second, third and fourth anniversaries of payment. Each of Messrs. Handler, Friedman and Sharp is required to return the unvested portion of his 2013 cash bonus if he is terminated for cause or if he resigns and engages in competitive activity.

Messrs. Handler and Friedman’s bonus compensation structure reflects their significant direct contributions to our operating results and those of Jefferies, particularly with respect to identifying strategic opportunities and generating revenues at Jefferies, in addition to their executive duties as our CEO and President and as executive officers at Jefferies. Messrs. Handler and Friedman do not receive distinct or direct compensation for these revenue generating services apart from their compensation from us.

2013 Bonus for Mr. Steinberg

For 2013, Mr. Steinberg’s cash bonus was determined in accordance with the 2003 Senior Executive Annual Incentive Bonus Plan, as amended (“Bonus Plan”). The Bonus Plan directly links Mr. Steinberg’s annual incentive bonus with our earnings, while providing the Compensation Committee with the flexibility to reduce amounts to be paid under the Bonus Plan. The Bonus Plan, as amended and approved by our shareholders in May 2006, provides for annual incentive bonuses to be paid to Mr. Steinberg in an amount equal to 1.35% of our audited consolidated pre-tax earnings for each fiscal year through 2014. Athough the maximum amount payable for the 2013 bonus under the Bonus Plan would have been $6,396,381, the Compensation Committee exercised negative discretion and reduced the amount payable under the Bonus Plan by $728,000 to reflect a portion of the unrealized gain recognized in our financial statements relating to the increase of our investment in Jefferies prior to our combination with Jefferies. As a result, the Compensation Committee certified a 2013 bonus amount for Mr. Steinberg of $5,668,381. However, since $667,421 of that amount resulted from unrealized 2013 securities gains, the Compensation Committee exercised its discretion and reduced the 2013 bonus amount to $5,000,960, and reserved the ability to reconsider the payment of the $667,421 if those gains are realized in the future. The Compensation Committee also exercised its discretion and authorized the payment of the $3,826,696 amount certified by the Compensation Committee for the 2012 bonus but not paid to Mr. Steinberg. The Compensation Committee, having previously reserved the ability to reconsider the payment of that portion of the 2012 bonus not paid to Mr. Steinberg, decided to authorize this payment in recognition of unrealized securities gains that were realized in 2013.

2013 Bonus for Messrs. Mara, Sharp, Orlando and Wheeler

Bonus compensation of our other named executive officers, other than Messrs. Handler, Friedman and Steinberg, is determined by the Compensation Committee upon consultation with

Messrs. Handler, Friedman and Steinberg, based on subjective assessments of such executive’s individual performance and our performance. In considering executive compensation, the Compensation Committee and Messrs. Handler, Friedman and Steinberg took into account the dedication, institutional knowledge and significant contributions (which may involve restructuring newly acquired enterprises or managing and maximizing the value of existing or potential businesses and investments, the success of which may not be evident for several years) that our executive officers bring to us, as well as the status of our investments.

Mr. Mara’s discretionary bonus of $4,500,000 was an amount that Messrs. Handler, Friedman and Steinberg and the Compensation Committee believed adequately compensated him for his efforts over the year, and particularly his contributions to our investment in and profit realized from the sale of Inmet Mining Corporation.

As noted above, Mr. Sharp’s performance-based bonus resulted in a calculated bonus of $1,553,889. At the request of Messrs. Handler and Friedman, our Compensation Committee granted Mr. Sharp an additional discretionary bonus in the amount of $446,111 to reward his efforts during 2013 in connection with our combination with Jefferies as well as his dual roles as General Counsel for both us and Jefferies, which efforts were not reflected in Jefferies’ performance. Mr. Sharp is required to return the unvested portions of his cash bonuses awarded in February 2014 if he is terminated for cause or if he resigns for any reason prior to the awards vesting. Vesting occurs as to 25% of the each award on each of the first four anniversaries of payment.

Mr. Orlando was awarded a cash bonus of $1,600,000. In approving his 2013 bonus award, the Compensation Committee principally considered Mr. Orlando’s senior leadership role with us, his outstanding efforts in connection with our combination with Jefferies, his management skills in coordinating our multiple and varied accounting operations, including during the transition period of combining with Jefferies, and his oversight of our public reporting and income tax filings.

In conjunction with Mr. Wheeler’s agreement to move to New York and to provide ongoing service to us, his employment agreement included a guaranteed minimum bonus for each of 2013 and 2014 of $1,500,000. Our Compensation Committee believed that this minimum bonus was reasonable given that Mr. Wheeler’s 2010, 2011 and 2012 bonuses were $3,849,000, $1,849,180 and $4,009,420. In 2013, Mr. Wheeler was paid the minimum guaranteed bonus of $1,500,000 as set forth in his contract plus an additional discretionary bonus of $100,000 primarily for his excellent performance as our Chief Operating Officer, his contributions to due diligence and negotiation efforts in acquisition opportunities and, in particular, his involvement in our combination with Jefferies, as well as his commitment to us as evidenced by his relocation to our New York office.

Long-Term Equity Incentives

We believe that awards of long-term equity incentive compensation provide strong incentives for superior long-term performance and provides a direct link for our executive officers to the interests of our shareholders, as the value of long-term equity incentive awards increase or decrease based upon the future price of our common shares. Awards of long-term equity incentive compensation also encourage long-term ownership, which we believe is important to promoting a culture of entrepreneurship.

Long-term equity incentives are designed to achieve the goals of:

•	Ensuring that each executive has a direct interest in long-term shareholder value

•	Aligning executives interests directly with the interests of all shareholders

•	Rewarding our executives if the value of our shares rises during the life of the award

•	Recognizing the wide variety of contributions provided by these executives, and the competitive market award opportunities available elsewhere

From time to time, we may grant options that permit an executive officer to purchase our common shares, after a vesting period has lapsed, at not less than the fair market value of our common shares on the date of grant. Since the executive only realizes a gain if the price of our common shares increases over the exercise price, shareholder and executive officer interests are aligned. Options granted to executive officers generally become exercisable at the rate of 20% per year, commencing approximately one year after the date of grant. As with base salary and discretionary bonuses, the amount of stock options awarded to an executive officer is generally not based on any specific formula, but rather on a subjective assessment of the executive’s level and performance, as well as the date and extent of prior option grants. Options are not granted according to a set schedule; however, since 2000 the Compensation Committee has granted options every other year. Options are not granted in advance of known announcements of favorable information; and, we have recently amended our equity plans to include broad re-pricing restrictions including a prohibition on cash buyouts of underwater options. No stock options were granted to our named executive officers in 2013.

During July 2013, our shareholders approved an amendment and restatement of our 2003 Incentive Compensation Plan (the “Incentive Plan”). We assumed this plan upon completion of our combination with Jefferies. Under the Incentive Plan, we may grant restricted shares and restricted stock units to our executives and employees and set vesting and performance criteria that we feel would be appropriate to align executive and employees’ interest with our and our shareholders long-term interests. Under the Incentive Plan, we pay dividends on restricted shares and pay dividends or credit dividend equivalents on restricted stock units. This plan encourages long-term ownership of a significant equity stake in us, which we believe is important to promoting a culture of entrepreneurship. Prior to settlement, restricted stock units carry no voting rights and upon settlement, we deliver one common share for each stock unit being settled, including the share units resulting from dividend equivalents. Executives are not permitted to switch share units into some other form of investment prior to settlement.

Long-Term Equity Incentive Awards for Messrs. Handler and Friedman

As previously discussed, in September 2012, Jefferies’ Compensation Committee approved the 2013, 2014, and 2015 executive compensation program for Messrs. Handler and Friedman. In light of the fact that Messrs. Handler or Friedman did not have employment agreements with us and consistent with the three-year-grant progam that had been in place for a number of years, as part of their 2013, 2014, and 2015 compensation program, the Compensation Committee awarded each of Messrs. Handler and Friedman $13 million of long-term performance-linked restricted stock units for each of 2013, 2014 and 2015 under the Incentive Plan (previously the Jefferies plan).

The 2013, 2014 and 2015 portions of the long-term equity incentive will not appear in the Summary Compensation Table for those years because the entire stock award was granted in 2012. However, our Compensation Committee views the award as constituting $13 million of each executive’s direct compensation for each of 2013, 2014 and 2015. The number of shares representing the entire award is set forth in the “Outstanding Awards at Fiscal Year-End 2013” table below.

One-third of the long-term equity incentive award granted in 2012 is subject to the satisfaction of certain performance criteria for each of 2013, 2014 and 2015. If such performance criteria is not met for any of 2013, 2014 or 2015, the portion of the award in respect of the applicable year will be forfeited. The aggregate grant is subject to three-year cliff vesting on September 19, 2015, although at that time, one-third of the award will still be linked to 2015 performance and therefore subject to forfeiture. For 2013, the performance criteria was met and, consequently, no restricted stock units were forfeited by Messrs. Handler or Friedman.

Other features of the award are:

•	Restricted stock units will vest if the executive’s employment is terminated by reason of the executive’s death or disability

•

Unvested restricted stock units will be forfeited if the executive’s employment is terminated by us without cause and the executive thereafter engages in competitive activity, if the executive’s employment is terminated by the executive for any reason, or if we terminate the executive for cause

Long-Term Equity Incentive Award for Mr. Wheeler

Mr. Wheeler’s employment agreement provides for a long-term equity incentive of 100,000 restricted common shares which was granted on July 25, 2013 and valued at $2,722,000 based on the closing price of our common shares on the date of grant. The restricted stock vests ratably over a four-year period and unvested shares will be forfeited if Mr. Wheeler resigns or is terminated by us for cause.

Other Benefits

We provide our named executive officers with medical, dental, life insurance, disability, savings, retirement, deferred compensation opportunities and other similar benefits available to employees generally that are not part of what we consider direct compensation. We intend these benefits to be competitive in order to help recruit and retain talented executives. These benefits are designed to facilitate the productivity of our executives, ensure the well-being of our executives, employees and their families, encourage long-term service to us and generally enable our compensation packages to remain competitive. Additionally, certain perquisites may be available to executive officers that are not available to other employees.

Severance, Retirement and Deferral Plans

We presently have a severance plan that is intended to constitute a “severance pay arrangement” within the meaning of Employee Retirement Income Security Act (ERISA) and is administered and maintained as an unfunded welfare benefit plan. Generally, an eligible employee is entitled to one month’s pay for each year of service, up to a maximum of twenty-four months.

We have not implemented severance arrangements with Messrs. Handler, Friedman or Sharp. See “Potential Payments upon Termination of Employment or Change in Control” below for details on our severance and change in control policies.

We maintain a Savings and Retirement Plan that allows participants to make contributions, portions of which are matched by us. The plan also provides a contribution for eligible participants determined on the basis of age and service with potential contributions ranging from 2% of eligible compensation up to 16% of eligible compensation.

Our deferred compensation retirement plan allows employees with compensation in excess of $130,000 the opportunity to receive an employer contribution ranging from 2% of eligible compensation up to 16% of eligible compensation. The plan does not provide for employee contributions. We also have a deferred compensation plan that permits the deferral of compensation and provides a means for our employees to invest in our shares on a tax deferred basis. These plans are designed as a non-qualified deferred compensation plans and are intended to meet the requirements of Section 409A.

Employees of Jefferies who began service prior to April 1, 1997, such as Mr. Handler, are entitled to benefits under the Jefferies’ pension plan.

Executive Perquisites

Messrs. Handler, Friedman and Steinberg may use our business aircraft for non-business purposes, subject to an annual $350,000 limitation for each executive, above which reimbursement of the Company is required. Certain of our executive officers receive the use of cars paid for by us, drivers for personal and business use, parking expenses and/or certain other related benefits. The incremental costs of any personal use perquisites by our named executive officers are reported as Other Compensation in the Summary Compensation Table.

We believe that the elements of our compensation and our compensation policies provide executive alignment with the interests of our shareholders. We expect our executives to approach potential strategic transactions with their interests as shareholders in mind and consistent with their fiduciary duties. In the aggregate, we believe our other benefits including perquisites are in-line with or more moderate than general business practices for companies of comparable size and character.

We have considered this fact in setting the levels of each element of compensation for our executives.

Clawback Policy

We have adopted a policy allowing our Compensation Committee to claw-back performance-based and discretionary awards if the underlying performance metric, or a performance metric considered by the Compensation Committee in approving an award, is corrected, adjusted or deemed to be false.

Consideration of Say-On-Pay Votes

The Compensation Committee noted that 53.7% of voting shareholders approved our executive compensation at our last shareholders’ meeting. In response to this vote, our Board and Compensation Committee took a number of steps during 2013 and 2014 described throughout this Proxy Statement to address certain concerns regarding our compensation and governance practices.

Other Executive Contracts and Employment Agreements

Employment Agreements

We do not have any employment agreements with either of Messrs. Handler or Friedman. We only have employments agreements with Messrs. Steinberg and Wheeler (and Mr. Cumming prior to his retirement). Messrs. Mara, Orlando and Wheeler each are party to a retention agreement with us, as described below.

Our employment agreement with Mr. Steinberg provides for Mr. Steinberg’s employment through June 30, 2015 at an adjusted annual salary of $810,593 (as of July 1, 2013) plus any approved discretionary compensation. We agreed to carry at our expense term life insurance on his life in the amount of $1,000,000, payable to his chosen beneficiary. Additionally, the employment agreement entitles Mr. Steinberg to his personal use of our aircraft, provided that the incremental cost to us does not exceed $1,500,000 per year, which in 2013 Mr. Steinberg has voluntarily agreed to reduce to $350,000.

Mr. Steinberg is entitled to certain payments under the terms of the employment agreement upon a change in control, in the event of death or disability. See “Termination Payments upon Termination of Employment or Change in Control” below.

We entered into an employment agreement with Mr. Wheeler in June 2013 in connection with his relocation to our New York office. In addition to the material terms of the agreement described above in the CD&A, Mr. Wheeler also received approximately $58,000 in relocation benefits.

Retention Agreements

Each of Messrs. Orlando, Mara and Wheeler was a party to 2010 a retention agreement with us which provided for a termination payment of $2,750,000 to each of Messrs. Mara and Orlando and $2,500,000 to Mr. Wheeler if prior to certain dates in 2015 neither Mr. Cumming nor Mr. Steinberg was our Chief Executive Officer, and such executive terminated his employment within six months of such event. As a result of our combination with Jefferies and Mr. Handler becoming our Chief Executive Officer, each executive had the right to receive the termination payment were he to terminate his employment within six months following March 1, 2013. To prevent their termination of employment, we and each executive modified the retention agreements to provide that the executive will receive the termination payment plus interest at the rate of 5.125% at the time his employment terminates if such termination occurs for any reason other than an adverse action.

Shareholders Agreement

Under the Shareholders Agreement among us and Messrs. Cumming and Steinberg, we agreed to repurchase up to 55% of our common shares owned by each of Messrs. Cumming and Steinberg upon the death of each of Mr. Cumming and Mr. Steinberg. We intend to use all available proceeds from the life insurance policies held by us on the lives of each of Messrs. Cumming and Steinberg, a minimum of $50,000,000 and a maximum of $125,000,000, to fulfill this purchase obligation. The agreement provides that Messrs. Cumming and Steinberg’s shares will be valued at the higher of the average closing price of our common shares on the NYSE for the 40 trading days preceding the date of death or the net book value of our common shares at the end of the fiscal quarter preceding the date of death. The Shareholders Agreement extends through June 30, 2018. The Shareholders Agreement was not affected by Mr. Cumming’s retirement.

Agreements with Mr. Cumming

We and Mr. Cumming entered into an agreement in 2012 whereby Mr. Cumming agreed to retire from all positions with us effective upon our combination with Jefferies and requires us to: (i) pay Mr. Cumming $1,280,780; (ii) allow Mr. Cummings personal use of our aircraft not to exceed $430,500 for any year through June 2015; (iii) pay him the maximum bonus payable under the Bonus Plan for 2012; (iv) sell to Mr. Cumming certain real estate assets located in Salt Lake City, Utah and such non-operational assets from us as agreed to by us for fair market value; and (v) continue premium payments on the $1 million of life insurance payable to Mr. Cumming’s designated beneficiary until June 30, 2015. Our Audit Committee approved the March 2013 sale by us to Mr. Cumming of certain assets at an agreed upon fair market value of $8,730,700. In June 2013, Mr. Cumming relinquished his right to the personal use of our aircraft in exchange for a payment of $600,000.

In addition, pursuant to a retirement benefits agreement dating back to 1977, Mr. Cumming or his designees or estate shall receive $10,000 per year for ten years beginning in 2013.

Changes to Compensation Structure for 2014 and Beyond

In order to provide incentive for our executive officers as well as to retain the deductibility for tax purposes of executive bonuses to be paid for 2014, after consultation with Mercer and Messrs. Handler and Friedman, our Compensation Committee approved the following 2014 performance-based bonus ranges:

•

For Messrs. Handler and Friedman, a performance-based bonus award ranging from $0 to $12 million, subject to the fulfillment of performance criteria and future Compensation Committee negative discretion

•	For Mr. Sharp, a performance-based bonus ranging from $0 to $3 million, subject to the fulfillment of performance criteria and future Compensation Committee negative discretion

75% of the foregoing bonuses will be dependent on earnings before income tax, pre-tax return on tangible equity and pre-tax profit margin of Jefferies and 25% of the foregoing bonuses will be dependent on our earnings before income tax (based upon certain of our subsidiaries and associated companies, but not including Jefferies). This ratio was derived based on the approximate percentage of our capital invested in Jefferies’ business as compared to the other businesses. All financial results will be adjusted to add back the effect of extraordinary transactions (e.g., mergers, acquisitions or divestitures). Formulas were approved by the Compensation Committee for each of Messrs. Handler, Friedman and Sharp which will provide for no annual bonuses if minimum threshold levels of performance are not achieved and maximum bonuses if performance equals or exceeds the top performance threshold levels. The Compensation Committee reserved the absolute right to take into consideration additional performance measures in determining whether to reduce calculated bonus awards. The Compensation Committee may choose to pay all or a portion of the bonus in cash or restricted equity.

In setting the 2014 compensation program bonus ranges for Messrs. Handler, Friedman and Sharp, our Chief Executive Officer and President provided input to our Compensation Committee regarding their own compensation and the compensation of our General Counsel, with advice and analysis from Mercer, and all subject to approval by the Compensation Committee.

The Compensation Committee intends to continue its work with Mercer over the course of 2014 to improve and better align our compensation policies and practices and work to establish a compensation philosophy for the years to come.

Our Board and Compensation Committee agreed with Jefferies to continue the arrangement put in place upon our combination with Jefferies to allocate the total compensation expense of Messrs. Handler, Friedman and Sharp on an equal basis between us and Jefferies. This arrangement recognized that these executives continue their executive duties at Jefferies while also serving as our executives.

Accounting and Tax Matters

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for the named executive officers in excess of $1 million in any tax year. Under Section 162(m), compensation that qualifies as “performance-based compensation” is excluded from the $1 million deductibility cap, and therefore remains fully deductible even though the executive’s total direct compensation may exceed $1 million in a given year. To qualify as “performance-based compensation,” compensation generally must be based on achieving certain pre-established objective performance criteria or standards that precludes the exercise of discretion to increase the amount of compensation payable upon the attainment of the performance goal. We believe that ordinarily it is in our best interest to retain maximum flexibility in our compensation programs to enable us to appropriately reward, retain and attract the executive talent necessary to our success. If our goals can be met with compensation that is deductible under Section 162(m), then generally we shall do so. However, our Board of Directors and Compensation Committee recognize that in appropriate circumstances compensation that is not deductible under Section 162(m) may be paid in the Compensation Committee’s discretion, weighing factors such as the benefit to us in giving compensation deserved by our executives and the loss of any potential tax deductions. Additionally, given our available net operating loss carryforwards, we believe that any loss of deductions as a result of such compensation may not be material.

The cost of all share-based payments to employees, including grants of restricted stock, restricted stock units, deferred shares, options and warrants is recognized in the financial statements based on their fair values. The cost is recognized as an expense over the service-based vesting period of the award.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with our management the above Compensation Discussion and Analysis section of our 2014 Proxy Statement. Based upon the reviews and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the 2014 Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors
Robert D. Beyer (Chairman)
Robert E. Joyal
Michael T. O’Kane

Summary Compensation Table

Name and Principal Position(1)	Year	Salary	Bonus		Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(5)	All Other Compensation(6)		Total
Richard B. Handler	2013	$1,000,000	—		—	—	$1,823,335	—	$303,668	(7)	$3,127,003
Chief Executive Officer
Joseph A. Orlando	2013	$512,820	$1,600,000		—	—	—	$30,732	$2,819,043	(8)	$4,962,595
Vice President and	2012	$346,000	$5,010,380		—	$594,813	—	—	$69,608		$6,020,801
Chief Financial Officer	2011	$338,000	$1,010,140		—	—	—	—	$68,908		$1,417,048
Brian P. Friedman	2013	$1,000,000	—		—	—	$1,523,335	—	$212,295	(9)	$2,735,630
President
Joseph S. Steinberg	2013	$823,532	$8,827,656	(10)	—	—	—	—	$377,424	(11)	$10,028,612
Chairman of the Board	2012	$783,222	$23,723,187		—	—	—	—	$908,711		$25,415,120
	2011	$764,140	$1,096,913		—	$26,697,578	—	—	$660,270		$29,218,901
Thomas E. Mara	2013	$512,820	$4,500,000		—	—	—	$30,732	$2,814,597	(12)	$7,858,149
Executive Vice	2012	$380,000	$5,011,400		—	$594,813	—	—	$85,736		$6,071,949
President	2011	$371,000	$761,130		—	—	—	—	$98,437		$1,230,567
Justin R. Wheeler	2013	$512,820	$1,600,000		$2,722,000	—	—	$27,938	$2,709,698	(13)	$7,572,456
Vice President and	2012	$314,000	$4,009,420		—	$594,813	—	—	$134,621		$5,052,854
Chief Operating Officer	2011	$306,000	$1,849,180		—	—	—	—	$105,402		$2,260,582
Michael J. Sharp	2013	$1,000,000	$446,111		—	—	$1,553,889	—	$4,377	(14)	$3,004,377
Executive Vice President and General Counsel
Ian M. Cumming	2013	$137,561	—	(16)	—	—	—	—	$2,669,181	(15)	$2,806,742
Former Chief Executive	2012	$783,222	$27,549,883		—	—	—	—	$744,788		$29,077,893
Officer and Chairman	2011	$764,140	$1,096,913		—	$26,697,578	—	—	$692,343		$29,250,974

(1)	Mr. Handler became our Chief Executive Officer and Mr. Friedman became our President on March 1, 2013.

(2)

This column represents the grant date fair value of the aggregate amount of stock awards for each in accordance with GAAP in connection with time-vested restricted common shares granted under the Incentive Plan.

(3)

This column represents the grant date fair value of warrants granted to each of Messrs. Steinberg and Mr. Cumming in 2011 and stock options granted to each of Messrs. Mara, Orlando and Wheeler in 2012, all in accordance with GAAP. For information on the valuation assumptions with respect to the grants made in 2012 and 2011, refer to Note 20 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

The calculation of the fair values of the warrants and options included in this table is determined in accordance with GAAP and is not necessarily reflective of the compensation actually realized by the holder upon exercise, which could differ substantially from the determined amounts reported in this table. For example, warrants granted to each of Messrs. Cumming and Steinberg in 2006 were determined to have a fair value at the time of grant of $18,782,991 for each of Messrs. Cumming and Steinberg, which was recognized as an expense in our consolidated statements of operations in accordance with GAAP. However, when those warrants were exercised on a cashless basis in February 2011, the actual value received by each of Messrs. Cumming and Steinberg was $8,582,017.

(4)	Represents non-equity bonus awards made to Messrs. Handler, Friedman and Sharp pursuant to the Incentive Plan.

(5)

Represents above-market interest accrued on compensation that is deferred to each of Messrs. Orlando, Mara and Wheeler pursuant to retention agreements described above (equal to 26.01% of the total accrued interest on such amounts).

(6)

Some of the items included in this column (including personal use of corporate aircraft and cars, parking expenses, directors fees, and life insurance premiums) are currently taxable to the named executive officer. The amount of taxable income for the individual is determined pursuant to Internal Revenue Service rules which may differ from the amounts reflected in this column.

The calculation of the incremental cost to us for personal use of our aircraft consists of the incremental costs incurred as a result of personal flight activity, including fuel expense, repairs and maintenance, flight crew meals and lodging. Incremental costs do not include depreciation, hanger rent, insurance, flight crew salaries and benefits and any other expense that would have been incurred regardless of whether there was any personal use of our aircraft.

(7)

Includes $196,181 in personal use of our aircraft, $103,110 related to a driver we provide to facilitate transportation to and from meetings, between our offices and for personal use, and contributions to the PSP and the ESOP.

(8)

Includes $2,750,000 in accrued amounts under Mr. Orlando’s retention agreement described under “Retention Agreements” above and “Potential Payments upon Termination of Employment or Change in Control” below. Includes $30,600 in contributions to our Deferred Compensation Plan and certain contributions to the Savings and Retirement Plan. Includes $13,000 in director fees for service at our request paid in cash and costs related to Mr. Orlando’s personal use of a company car.

(9)	Includes $207,918 in personal use of our aircraft, and contributions to the PSP and the ESOP.

(10)	See “Compensation Discussion and Analysis—2013 Bonus for Mr. Steinberg.”

(11)

Includes $271,496 in personal use of our aircraft, net of a $125,000 voluntary reimbursement to us made by Mr. Steinberg. Includes $38,250 in contributions to our Deferred Compensation Plan, certain contributions to the Savings and Retirement Plan, $12,178 in annual premiums on a $1,000,000 term life insurance policy paid by us and $51,250 in directors fees for service at our request paid in cash.

(12)

Includes $2,750,000 in accrued amounts under Mr. Mara’s retention agreement described under “Retention Agreements” above and “Potential Payments upon Termination of Employment or Change in Control” below. Includes $40,800 in contributions to our Deferred Compensation Plan, certain contributions to the Savings and Retirement Plan and $18,769 in director fees for service at our request paid in cash.

(13)

Includes $2,500,000 in accrued amounts under Mr. Wheeler’s retention agreement described under “Retention Agreements” above and “Potential Payments upon Termination of Employment or Change in Control” below. Includes $12,750 in contributions to the Deferred Compensation Plan, certain contributions to the Savings and Retirement Plan and $104,846 in directors fees for service at our request paid in cash or securities. Also includes moving expenses of $57,569 (including $18,633 for his temporary residence prior to the relocation) and costs related to Mr. Wheeler’s personal use of a company car and of the corporate aircraft.

(14)	Consist of contributions to the PSP and the ESOP.

(15)

Includes of (i) a cash payment of $1,280,780 paid in accordance with the agreement between us and Mr. Cumming in respect of his retirement described in the CD&A above, (ii) $644,776 in personal use of our aircraft through June 30, 2013, (iii) $600,000 cash payment in exchange for Mr. Cumming relinquishing his right to personal use of the aircraft through June 30, 2015, (iv) directors fees for service at our request paid in cash of $91,250, and (v) $38,250 in contributions through June 30, 2013 to our Deferred Compensation Plan. Includes annual premiums on a $1,000,000 term life insurance policy paid by us and contributions to the Savings and Retirement Plan.

(16)	Mr. Cumming retired as our Chief Executive Officer as of March 1, 2013 and did not receive a bonus award for service during 2013.

Grants of Plan-Based Awards in 2013

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Richard B. Handler	3/1/2013	(1)	0	6,000,000	12,000,000	—	—
Joseph A. Orlando	—		—	—	—	—	—
Brian P. Friedman	3/1/2013	(1)	0	6,000,000	12,000,000	—	—
Joseph S. Steinberg	—		—	—	—	—	—
Thomas E. Mara	—		—	—	—	—	—
Justin R. Wheeler	7/25/2013	(2)	—	—	—	100,000	2,722,000
Michael J. Sharp	3/1/2013	(1)	0	2,000,000	2,600,000	—	—
Ian M. Cumming	—		—	—	—	—	—

(1)

Grant date of non-equity incentive compensation awards made by the Jefferies’ Compensation Committee in 2012 and ratified and approved by our Board and Compensation Committee on March 1, 2013, the effective date of our combination with Jefferies.

(2)	Grant date of restricted common shares awarded to Mr. Wheeler by our Compensation Committee.

(3)

Represents the number of restricted common shares issued under the Incentive Plan. The restricted common shares vest at a rate of 25% on each anniversary of the date of grant provided that Mr. Wheeler remains employed on each such vesting date.

(4)

This column includes the fair value of restricted common shares granted to Mr. Wheeler in 2013. The fair value was determined in accordance with GAAP on the grant date, and is being recognized as an expense over the vesting period

Outstanding Equity Awards at Fiscal Year-End 2013

This table provides information on the holdings of option awards, restricted stock or warrants by our named executive officers at December 31, 2013. This table includes exercisable and unexercisable options or warrants. This table reflects awards as of December 31, 2013. The options vest and become exercisable in five equal annual installments, commencing approximately one year from the grant date. For Messrs. Steinberg and Cumming, the warrants vest in five equal installments which commenced on May 16, 2011, the date of shareholder approval, and thereafter on March 7th of each subsequent year.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Units of Stock or Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable
Richard B. Handler	9/19/12	—	—	—	—	—	—	2013 Related:	2013 Related:
								672,413	19,056,203
								2014 Related:	2014 Related:
								672,413	19,056,203
								2015 Related:	2015 Related:
								672,415	19,056,204

								2,017,241 (7)	57,168,610 (7)
Joseph A. Orlando	12/13/12(1)	—	101,532	$22.87	1/2/19	—	—	—	—
	12/6/10(2)	40,613	60,919	$27.13	1/3/17	—	—	—
	10/22/08(3)	101,532	—	$27.46	10/22/14	—	—	—	—
Brian P. Friedman	9/19/12	—	—	—	—	—	—	2013 Related:	2013 Related:
								672,413	19,056,203
								2014 Related:	2014 Related:
								672,413	19,056,203
								2015 Related:	2015 Related:
								672,415	19,056,204

								2,017,241 (7)	57,168,610 (7)
Joseph S. Steinberg	3/7/11	1,200,000	800,000	$33.33	3/7/16	—	—	—	—
Thomas E. Mara	12/13/12 (1)	—	101,532	$22.87	1/2/19	—	—	—	—
	12/6/10 (2)	40,613	60,919	$27.13	1/3/17	—	—	—	—
	10/22/08 (3)	60,919	—	$27.46	10/22/14	—	—	—	—
Justin R. Wheeler	12/13/12 (1)	—	101,532	$22.87	1/2/19	—	—	—	—
	12/6/10 (2)	40,613	60,919	$27.13	1/3/17	—	—	—	—
	3/1/10 (4)	60,919	40,613	$24.01	3/1/16	—	—	—	—
	10/22/08 (3)	101,532	—	$27.46	10/22/14	—	—	—	—
	7/25/13	—	—	—	—	100,000 (5)	2,834,000 (6)	—	—
Michael J. Sharp	9/7/10	—	—	—	—	4,323 (8)	122,514	—	—
Ian M. Cumming	3/7/11	1,200,000	800,000	$33.33	3/7/16	—	—	—	—

(1)	Vesting of these options began on January 2, 2014.

(2)	Vesting of these options began on January 2, 2012.

(3)	Vesting of these options began on October 22, 2009.

(4)	Vesting of these options began on March 1, 2011.

(5)	Vest at a rate of 25% on the first four anniversaries of the date of grant.

(6)	The amount shown is based on the NYSE closing price of our common shares on December 31, 2013, which was $28.34.

(7)

Represents number of shares and value of three-year equity incentive award of restricted stock units as part of the compensation program for each of 2013, 2014 and 2015, which vests on September 19, 2015, with 33.3% subject to forfeiture until December 23, 2015, subject to the achievement of performance conditions.

(8)	Vest on September 7, 2014.

Option Exercises and Stock Vested in Fiscal 2013

The table below reflects the options, warrants, restricted stock or RSUs which became non-forfeitable (vested) during fiscal 2013 for each of our named executive officers. Common shares are valued on the day they became vested.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard B. Handler	—	—	—	—
Joseph A. Orlando	—	—	—	—
Brian P. Friedman	—	—	—	—
Joseph S. Steinberg	—	—	—	—
Thomas E. Mara	—	—	—	—
Justin R. Wheeler	—	—	—	—
Michael J. Sharp	—	—	4,323	114,862
Ian M. Cumming	—	—	—	—

Pension Benefits in 2013

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Richard B. Handler	Jefferies Group Employees’ Pension Plan	16	221,491(1)	0

(1)

To calculate the value above, we assumed that benefit commencement is at age 65 (our pension plan’s normal retirement age) and that the benefit is paid as a lump sum. In addition, the figure provided is based on the discount rate of 5.10% (for more information, refer to Note 22 to our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013). For calculating the lump sum payable at age 65, we used the November 2012 segment rates of 0.97%, 3.50% and 4.60%. For post-retirement mortality, we used the prescribed mortality assumption under Revenue Ruling 2007-67. We assumed no pre-retirement decrements.

Jefferies first adopted its pension plan in 1964 and stopped admitting new participants into the plan on April 1, 1997. Effective December 31, 2005, benefits under the plan were frozen. All persons who were Jefferies’ employees prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age, and who have completed one year of service are covered by our pension plan. The plan is a defined benefit plan, and is funded through our ongoing contributions and through earnings on existing plan assets. The amount an employee will receive as a plan benefit depends on the person’s covered compensation during specific plan years. An employee retiring at age 65 will receive 1% of the employee’s covered compensation from January 1, 1987, until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered compensation for 1985 and 1986. Benefits under the plan are payable for the remaining life of the participant, and are not subject to deduction for Social Security benefits or other offsets.

Since 2004, the amount of covered compensation has been capped at $210,000 per year. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987, will be composed of two items: (1) a benefit for service up to December 31, 1986, in accordance with the original plan formula recognizing pay up to $100,000, and (2) a benefit for service commencing on January 1, 1987, equal to 1% of covered compensation through the date of termination.

Non-Qualified Deferred Compensation

The following table shows the benefits that the named executive officers are entitled to receive under our Non-Qualified Deferred Compensation Retirement Plan established January 1, 2009, our Incentive Plan established on March 1, 2013 and Mr. Handler’s self-directed deferred compensation account which was in place before he became CEO of Jefferies in 2000.

Name	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings (Losses) in Last Fiscal Year ($)(2)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Richard B. Handler	—	16,934,686	(3)	—	250,577,734	(4)
Joseph A. Orlando	30,600	33,646		—	134,518
Brian P. Friedman	—	5,222,820	(5)	—	75,911,225	(6)
Joseph S. Steinberg	38,250	38,869		—	186,276
Thomas E. Mara	40,800	47,844		—	166,076
Justin R. Wheeler	15,250	4,602		—	37,728
Michael J. Sharp	—	39,744	(7)	—	517,347	(8)
Ian M. Cumming	38,250	35,260		(269,802)	196,292

(1)	All amounts are included in the Summary Compensation Table in All Other Compensation.

(2)

Earnings and losses are based upon the investment direction of the named executive officer and the change in value of RSUs. Does not include accrued payments of $2,750,000, $2,750,000 and $2,500,000 pursuant to retention agreements or accrued interest thereon of $118,156, $118,156 and $107,414 for Messrs. Orlando, Mara and Wheeler, respectively.

(3)

Includes $272,379 in decreased value of Mr. Handler’s self-directed deferred compensation account, $86.10 in increased value of investments in our deferred compensation plan under our Incentive Plan and $17,206,979 in increased value of RSUs and dividend reinvestments on RSUs.

(4)

Includes $230,134,885 attributable to RSUs originally awarded from 2001 through 2012 and dividend reinvestments on those RSUs. The value of RSUs represents both compensation originally earned plus increased value. Also includes $442,243 in amounts deferred through our deferred compensation plan under our Incentive Plan on terms that are the same as other Jefferies’ employees who participate. Includes $20,000,606 in deferred compensation and gains on investments in Mr. Handler’s self-directed deferred compensation account. This amount reflects the result of deferring compensation earned while he was head of Jefferies’ high yield division, before Jefferies implemented its generally applicable deferred compensation plan and prior to his becoming an executive officer of Jefferies. The last deferral into Mr. Handler’s self-directed deferred compensation account was in 2000.

(5)	Includes $30,345 in decreased value of investments in our deferred compensation plan under our Incentive Plan and $5,253,165 in increased value of RSUs and dividend reinvestments on RSUs.

(6)	Includes $74,600,289 attributable to RSUs and dividend reinvestments on those RSUs. Also includes $1,310,937 in amounts deferred through our deferred compensation plan under our Incentive Plan

(7)	Reflects increased value of RSUs and dividend reinvestments on RSUs.

(8)	Reflects the value of RSUs and dividend reinvestments on RSUs.

Potential Payments upon Termination of Employment or Change in Control

The following information describes and quantifies (where possible) certain compensation that would become payable under then-existing agreements and plans if the named executive officer’s employment had terminated on December 31, 2013 other than for cause (as defined in the applicable agreement or plan).

Severance Payments for Messrs. Handler, Friedman and Sharp

Jefferies does not have a firm-wide severance policy, but generally follows certain practices when establishing severance payments which apply to all employees if they are laid off, including Messrs. Handler, Friedman and Sharp. The current practice is to pay employees two weeks of severance for each year of service, up to a maximum of six months’ pay. For employees who are retirement eligible (the individual has served at least twelve years with us and their age plus years in service is greater than 60) the maximum severance payment is generally increased to twelve months. As of December 31, 2013, Mr. Handler was the only named executive officer who was retirement eligible under Jefferies’ practice. Jefferies generally does not pay severance to employees who resign voluntarily or are terminated for cause.

Handler Deferred Compensation Plan

Amounts deferred under Mr. Handler’s individual Deferred Compensation Plan are non-forfeitable, and the occurrence of a change in control or a termination in connection with a change in control would not cause a payment or enhancement in the value of his deferral account. Mr. Handler’s deferrals under this plan will be settled upon his termination of employment, although settlement may be delayed for up to six months if subject to Section 409A of the Internal Revenue Code.

Steinberg Termination Payments

We have an employment agreement with Mr. Steinberg which requires payments under certain circumstances. As described in the CD&A, under the employment agreement, if there is an Initiating Event (as defined in his employment agreement) and (A) the employment of Mr. Steinberg is terminated by us other than for cause (or pursuant to the end of the term of the employment agreement or due to the death or disability of Mr. Steinberg) or (B) Mr. Steinberg terminates his employment within one year of certain occurrences Mr. Steinberg would be entitled to a severance allowance of approximately $1,200,000, which is equal to the remainder of his aggregate salary, as adjusted for annual increases in the cost of living, commencing on December 31, 2013 and terminating at the close of business on June 30, 2015 (the “Severance Period”). This amount would be paid in the same manner in which his salary was paid by us immediately prior to termination of employment. In determining this amount, we have assumed a consistent annual cost of living increase of 2% (the actual annual cost of living increase effective July 2013). We would also be obligated to make annual contributions to our Savings and Retirement Plan and Deferred Compensation Retirement Plan based on the severance allowance during the Severance Period (aggregating approximately $90,000 for Mr. Steinberg). Additionally, we would be obligated to continue to carry at our expense term life insurance policy on Mr. Steinberg’s life in the amount of $1,000,000 until June 30, 2015, payable to the beneficiaries as Mr. Steinberg shall designate. If Mr. Steinberg were to die during the Severance Period, the payments due under the employment agreement would terminate at the end of the month in which death occurs. If the termination had resulted from the death or disability of Mr. Steinberg, no additional salary payments would be required under the employment agreement. Thereafter, we would have no other obligation under the employment agreement, other than to pay any accrued and/or vested employee benefits under the retirement plans and the warrants. Additionally, in the event of Mr. Steinberg’s death or the termination of the agreement by us because of Mr. Steinberg’s physical or mental disability, he or his personal representatives shall be entitled to receive his base salary (plus any annual cost of living adjustment) and any additional compensation authorized by the Board of Directors prorated through the end of the month in which death or such termination occurs. Thereafter, we have no other obligations under the employment agreements, other than to pay employee benefits that have accrued or vested.

Under the Shareholders Agreement, which is described in the CD&A, should the death of Mr. Steinberg have occurred on December 31, 2013, we would have been obligated to repurchase common shares from his estate in an amount equal to the life insurance proceeds received by us upon his death, not to exceed $125,000,000 for his estate. We are currently the beneficiary of a life insurance policy in the aggregate face amount of $123,500,000 for Mr. Steinberg.

On December 31, 2013, under the 2011 Warrant Plan, the 800,000 unvested common shares for Mr. Steinberg would have vested upon his death. Since the exercise price of the warrants exceeded their market price at that date, the warrants would have had no aggregate intrinsic value. The 2011 Warrant Plan does not provide for any other circumstances for acceleration of vesting upon termination of employment.

Other Named Executive Officer Termination Payments

Pursuant to our employment agreement with Mr. Wheeler, if we terminates his employment without Cause, any unvested portion of the July 25, 2013 grant of 100,000 restricted common shares will not be forfeited and will continue to vest in accordance with the terms of the grant agreement. None of our other named executive officers (other than Mr. Steinberg) is a party to an employment agreement.

Under the terms of the Option Plan, the time within which to exercise vested options will be extended in accordance with the Option Plan, but not beyond the expiration date of the Option, for a period of either three months or one year, depending on the triggering event; these triggering events do not result in any acceleration of any unvested Options. For the number of Options exercisable by each Senior Executive Officer as of December 31, 2013, see “Outstanding Equity Awards at Fiscal Year-End” table. Upon the occurrence of an Extraordinary Event (as defined in the Option Plan, including a change in control of us) all then outstanding stock options that have not vested or become exercisable will immediately become exercisable.

On August 21, 2013, we entered into a modification of the retention agreements with each of Messrs. Orlando, Mara and Wheeler. Pursuant to the terms of the modified retention agreements, each of the executives will receive the payment that they had a right to receive under the original retention agreements when his employment terminates if such termination occurs for any reason other than an adverse action. Payments under the modified retention agreements to the executives accrue interest compounded annually at a rate of 5.125% from March 1, 2013 until the date the payment is paid to the executive. The executives will be entitled to a gross-up in the event of certain tax payments. In the event that Messrs. Mara, Orlando or Wheeler terminated his employment for any reason other than an adverse action on December 31, 2013, such executives would have received $2,868,156, $2,868,156 and $2,607,414, respectively. For a more detailed description of the retention agreements with us, see the CD&A under “Agreements with Named Executive Officers—Retention Agreements.”

For a description of the Savings and Retirement Plan, see the CD&A. Under this plan, termination of employment does not accelerate amounts payable.

For amounts payable under the Deferred Compensation Retirement Plan upon the retirement, termination, change in control, death, or disability of a named executive officer, see “Non-Qualified Deferred Compensation” table as well as the description of this plan in the CD&A. Payments will accelerate upon a Change in Control (as defined in the plan).

As described above, certain of our policies or agreements would result in severance payments to a named executive officer upon termination by us not for cause (whether before or after a change in control) and, in the case of one named executive officer, accelerated vesting of restricted stock if the person is terminated without cause following a change in control.

The table below shows the estimated value of payments to which a named executive officer would have been entitled if the executive’s employment had been terminated on December 31, 2013. For purposes of valuing these amounts, we made the following assumptions:

•	Awards which immediately vest if the named executive officer is terminated following a change in control are valued at $28.34 per share, the closing price of our common shares on December 31, 2013

•	Equity awards that remain unvested and do not accelerate are not included in the totals below but will continue to vest according to their terms

•

Amounts a named executive officer has deferred through our deferred compensation plans are non-forfeitable, so whether they continue to be deferred or are paid out following the change in control or termination of employment does not represent a payment or enhancement to benefits resulting from the change in control or termination of employment

•

No payment to a named executive officer would need to be reduced to avoid adverse tax consequences under Code Sections 4999 and 280G. As discussed above in the CD&A above, some of our equity awards and other employment arrangements contain a “cut-back” provision of this type. We have no obligation to any named executive officer to pay a “gross-up” to offset golden parachute excise taxes under Code Section 4999 or to reimburse the executive for related taxes

•	Except as otherwise indicated all amounts reflected in the table would be paid on a lump sum basis

Summary of Payments upon Termination or Change in Control

Name	Involuntary Termination following a Change in Control ($)		Following a Change in Control ($)		Involuntary Termination ($)		Retirement ($)(7)		Death or Disability ($)
Richard B. Handler	884,615	(1)	—		884,615	(1)	—		57,168,610	(5)
Joseph A. Orlando	2,868,156	(2)	629,092	(4)	2,868,156	(2)	2,868,156	(2)	2,868,156	(2)
Brian P. Friedman	461,538	(1)	—		461,538	(1)	—		57,168,610	(5)
Joseph S. Steinberg	1,315,000	(3)	—		—		—		1,000,000	(6)
Thomas E. Mara	2,868,156	(2)	629,092	(4)	2,868,156	(2)	2,868,156	(2)	2,868,156	(2)
Justin R. Wheeler	2,607,414	(2)	804,946	(4)	2,607,414	(2)	2,607,414	(2)	2,607,414	(2)
Michael J. Sharp	237,898	(1)	—		237,898	(1)	—		122,514	(1)

(1)

Consists of severance payments of $884,615, $461,538 and $115,384 payable to Messrs. Handler, Friedman and Sharp, respectively, pursuant to Jefferies’ firm-wide severance policy. For Mr. Sharp, also includes $122,514, the value of unvested RSUs that immediately vest upon termination of employment.

(2)	Consists of the accrued payments to Messrs. Orlando, Mara and Wheeler pursuant to the retention agreements and accrued interest thereon.

(3)

Consists of amounts payable under Mr. Steinberg’s employment agreement: (a) a severance payment of $1,200,000, (b) $90,000, the approximate aggregate contributions to be made to our Savings and Retirement Plan and Deferred Compensation Plan, and (c) $25,000, the approximate aggregate premiums to be paid by us for the term life insurance policy on Mr. Steinberg’s life.

(4)

Represents the value of unvested options that would have vested upon the occurrence of an Extraordinary Event under the Option Plan (determined by multiplying (A) the spread between the $28.34 per common share closing price on December 31, 2013 and the per common share exercise price for each option by (B) the number of common shares covered by previously unvested options).

(5)

Represents the value of unvested long-term equity grant in the form of RSUs discussed under “Long-Term Equity Incentive Awards for Messrs. Handler and Friedman” in the CD&A above. The aggregate grant is subject to three-year cliff vesting in September 2015 and vests automatically upon death or disability. Amounts are subject to forfeiture, including performance-linked conditions for each of Jefferies’ 2014 and 2015 fiscal years. Amounts do not reflect golden parachute payments or other enhancements to the executives.

(6)	Consists of insurance proceeds pursuant to a term life insurance policy on Mr. Steinberg’s life held by us, payable to Mr. Steinberg’s beneficiaries.

Warrants to purchase 800,000 shares of our common stock would also accelerate upon Mr. Steinberg’s death; however, no value was included above because the exercise price of the warrants was greater than the market price of our common stock on December 31, 2013.

(7)	Does not include certain pension benefits for Mr. Handler under the Jefferies Group Employees’ Pension Plan, as reflected in the Pension Benefits in 2013 table above.

Cumming Payments Upon Termination

For payments made to Mr. Cumming in connection with his retirement, see “Agreements with Mr. Cumming” described in the CD&A.

Indemnification

Pursuant to contracts of insurance dated October 1, 2013, with Illinois National Insurance Company, 175 Water Street, New York, New York 10038, U.S. Specialty Insurance Company, 111 Town Square Place, Suite 1405 Jersey City, New Jersey 07310, XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, Hartford Accident & Indemnity Company, 2 Park Avenue, 5th Floor, New York, New York 10016, Continental Casualty Company, 40 Wall Street, 8th Floor, New York, New York 10005, National Liability & Fire, 77 Water Street, 7th Floor, New York, New York 10005, Ironshore Indemnity, Inc., One State Street Plaza, 8th Floor, New York, New York 10004, Endurance American Insurance Co., 767 Third Avenue, 33rd Floor, New York, New York 10017, RSUI Indemnity Company, 945 E. Paces Ferry Rd. Suite 1800, Atlanta, Georgia 30326, Alterra America Insurance Co., 9020 Stony Point Parkway, Suite 325, Richmond, Virginia 23235, XL Specialty Insurance Co., 100 Constitution Plaza, 17th Floor, Hartford, Connecticut 06103, US Specialty Insurance Co., 37 Radio Circle Drive, Mount Kisco, New York 10549, we maintain a combined $140,000,000 indemnification insurance policy covering all of our directors and officers. The annual premium for the insurance is $2,934,970.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of the copies of the forms furnished to us and written representations from our reporting persons, we believe that during the year ended December 31, 2013, all of our executive officers and directors filed the required reports on a timely basis.

PROPOSAL NO. 2:
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the overall compensation of our executive officers.

As described in detail in the section entitled, “Executive Compensation—Compensation Discussion and Analysis,” we believe that there should be a strong link between executive compensation and our performance and the performance of our named executive officers. Please read the CD&A, the 2013 Summary Compensation Table and the other related tables and disclosure for a detailed description of the fiscal year 2013 compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed to our recent and long-term success.

Accordingly, we ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure is APPROVED.”

The Board of Directors recommends a vote FOR approving the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

Our current practice is to hold the advisory vote on named executive officer compensation annually. Accordingly, the next such vote will occur in 2015.

AUDIT COMMITTEE REPORT

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2013.

The Audit Committee reviewed and discussed our audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, our independent auditors, is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by the Statement on Auditing Standards No. 16, Communications with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence; and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee also concluded that PricewaterhouseCoopers LLP’s provision of audit and non-audit services to us and our subsidiaries, as described in this Proxy Statement, is compatible with PricewaterhouseCoopers LLP’s independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

Submitted by the Audit Committee of the Board of Directors (through March 2, 2014)

W. Patrick Campbell, Chairman
Francisco L. Borges
Jeffrey C. Keil
Michael T. O’Kane
Stuart H. Reese

INDEPENDENT ACCOUNTING FIRM FEES

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by our independent auditor, PricewaterhouseCoopers LLP. Specifically, the committee has pre-approved certain specific categories of work and an initially authorized annual amount for each category. For additional services or services in an amount above the initially authorized annual amount, additional authorization from the Audit Committee is required. The Audit Committee has delegated to the Committee chair the ability to pre-approve both general pre-approvals (where no specific, case-by-case approval is necessary) and specific pre-approvals. Any pre-approval decisions made by the Committee chair under this delegated authority will be reported to the full Audit Committee. All requests for services to be provided by PricewaterhouseCoopers

LLP that do not require specific approval by the Audit Committee must be submitted to our Chief Financial Officer who determines that such services are in fact within the scope of those services that have been pre-approved by the Audit Committee. The Chief Financial Officer reports to the Audit Committee periodically.

The following table sets forth the aggregate fees incurred by us for the following periods relating to our independent accounting firm, PricewaterhouseCoopers LLP:

	Fiscal Year Ended December 31,
	2013(1)	2012
Audit Fees	$8,178,000	$2,758,200
Audit Related Fees	456,700	27,000
Tax Fees	1,214,300	439,951
All Other Fees	15,000	8,200

	$9,864,000	$3,233,351

(1)	Fees for 2013 include fees incurred by Jefferies aggregating $6,350,000.

In the table above, in accordance with the SEC’s definitions and rules, Audit Fees are fees paid to PricewaterhouseCoopers LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, and for services that are normally provided by the accountants in connection with regulatory filings or engagements. Audit Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Tax Fees are fees for tax compliance, tax advice and tax planning. All Other Fees are fees for services not included in the first three categories. All services were approved by the Audit Committee.

PROPOSAL NO. 3:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP as the independent auditor for 2014.

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors is being submitted to shareholders because we believe that this action follows sound corporate practice and is in the best interests of the shareholders. If the shareholders do not ratify the selection by the affirmative vote of the holders of a majority of the common shares voted on the matter at the Annual Meeting, the Audit Committee of the Board of Directors will reconsider the selection of independent auditors, but such a vote will not be binding on the Audit Committee. If the shareholders ratify the selection, the Audit Committee, in its discretion, may still direct the appointment of new independent auditors at any time during the year if they believe that this change would be in our and our shareholders’ best interests.

The Board of Directors recommends that the shareholders ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as the independent auditors to audit our accounts and those of our subsidiaries for 2014. The Audit Committee approved the selection of PricewaterhouseCoopers LLP as our independent auditors for 2014. PricewaterhouseCoopers LLP are currently our independent auditors.

We have been advised that representatives of PricewaterhouseCoopers LLP, our independent auditors for 2013, will attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND OTHER INFORMATION

Our Annual Report for fiscal year 2013 is available for viewing at www.leucadia.com. Please read it carefully. However, the financial statements and the Annual Report do not legally form any part of this proxy soliciting material.

You may request a written copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, free of charge, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 520 Madison Avenue, New York, New York 10022. Additionally, we will provide copies of the exhibits to the Annual Report on Form 10-K upon payment of a reasonable fee (which will be limited to our reasonable expenses in furnishing such exhibits).

Shareholders may request a written copy of our Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, our Corporate Governance Guidelines and our Code of Business Practice, which includes our Code of Practice, by writing to our Corporate Secretary, Laura E. Ulbrandt, at 520 Madison Avenue, New York, New York 10022. Each of these documents is also available on our website, www.leucadia.com.

PROPOSALS BY SHAREHOLDERS

Proposals that shareholders wish to include in our proxy statement in connection with our 2015 annual meeting of shareholders must be received by us at 520 Madison Avenue, New York, New York 10022, Attention: Laura E. Ulbrandt, Assistant Vice President and Secretary, no later than December 3, 2014 and must comply with the rules and regulations of the SEC.

In addition, with respect to shareholder proposals and director nominations submitted other than for inclusion in our 2015 proxy statement, but that a shareholder instead wishes to present directly at an annual meeting must be received by us in accordance with our by-laws no later than December 3, 2014 and must comply with the requirements of our by-laws, a copy of which can be obtained from our Assistant Vice President and Secretary at the address noted above.

By Order of the Board of Directors

Laura E. Ulbrandt
Assistant Vice President and
Secretary

•	Annual Meeting Location: AXA Event & Production Center, 787 Seventh Avenue, Auditorium, New York, NY 10019

•	Directions: You may obtain directions to the Annual Meeting by contacting Laura E. Ulbrandt, Corporate Secretary at 1-212-460-1900

0

PROXY

LEUCADIA NATIONAL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders

May 13, 2014 at 10:00 A.M.

The undersigned shareholder of Leucadia National Corporation (the “Company”) hereby appoints Richard B. Handler, Brian P. Friedman and Joseph S. Steinberg and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Annual Meeting of Shareholders of Leucadia National Corporation to be held at AXA Event & Production Center, 787 Seventh Avenue, Auditorium, New York, NY 10019 on May 13, 2014 at 10:00 a.m., and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

Receipt of the Notice of Annual Meeting of Shareholders dated March 31, 2014, the Proxy Statement furnished herewith, and a copy of the Annual Report to Shareholders for the year ended December 31, 2013 is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ITEMS 2 AND 3.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

LEUCADIA NATIONAL CORPORATION

May 13, 2014

Important Notice Regarding Internet Availability

of Proxy Materials for the Annual Meeting:

The 2014 Proxy Statement and the 2013 Annual Report are available at

http://www.astproxyportal.com/ast/08448/

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00033333333333330000 0	051314

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND

FOR ITEMS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐
Item 1. Election of Directors.	FOR	AGAINST	ABSTAIN
Linda L. Adamany	☐	☐	☐
Robert D. Beyer	☐	☐	☐
Francisco L. Borges	☐	☐	☐
W. Patrick Campbell	☐	☐	☐
Brian P. Friedman	☐	☐	☐
Richard B. Handler	☐	☐	☐
Robert E. Joyal	☐	☐	☐
Jeffrey C. Keil	☐	☐	☐
Michael T. O’Kane	☐	☐	☐
Stuart H. Reese	☐	☐	☐
Joseph S. Steinberg	☐	☐	☐
Item 2. Approve named executive officer compensation on an advisory basis.	☐	☐	☐
Item 3. Ratify the selection of PricewaterhoouseCoopers LLP as independent auditors for the year ending December 31, 2014.	☐	☐	☐

In their discrection, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

LEUCADIA NATIONAL CORPORATION

May 13, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote via the Internet or by telephone until 11:59 PM EST the day before the meeting. Participants in the Jefferies Employee Stock Ownership Plan and Jefferies Employee Profit Sharing Plan must vote via the Internet or by telephone by 11:59 PM EST on May 8, 2014.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

COMPANY NUMBER
ACCOUNT NUMBER

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2014 Proxy Statement and the 2013 Annual Report are available at http://www.astproxyportal.com/ast/08448/

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00033333333333330000 0	051314

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW AND
FOR ITEMS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

Item 1. Election of Directors.	FOR	AGAINST	ABSTAIN
Linda L. Adamany
Robert D. Beyer
Francisco L. Borges
W. Patrick Campbell
Brian P. Friedman
Richard B. Handler
Robert E. Joyal
Jeffrey C. Keil
Michael T. O’Kane
Stuart H. Reese
Joseph S. Steinberg
Item 2. Approve named executive officer compensation on an advisory basis.
Item 3. Ratify the selection of PricewaterhoouseCoopers LLP as independent auditors for the year ending December 31, 2014.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

In their discrection, the proxies are authorized to vote upon any other business as may properly come before the meeting or any adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.